                                                                    Exhibit 10.1

--------------------------------------------------------------------------------







                      AGREEMENT AND PLAN OF REORGANIZATION

                                  By and Among

                         U.S. Office Products Company,

                                 FORTRAN CORP.,

                              Lawrence F. Glaser,

                                Brian E. Stowers

                                      and

                           Fortran Acquisition Corp.

                          dated as of October 25, 1996






--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                     Page
                                                                                     ----
1.    PLAN OF REORGANIZATION.......................................................     1
      1.1    The Merger............................................................     1
      1.2    Conversion of Securities..............................................     2
      1.3    Exchange of Certificates..............................................     5

2.    CLOSING......................................................................     6

3.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
      STOCKHOLDERS.................................................................     6
      3.1    Due Organization......................................................     6
      3.2    Authorization; Validity...............................................     7
      3.3    Capital Stock of the Company..........................................     7
      3.4    Subsidiaries..........................................................     8
      3.5    Predecessor Status; Spin-off by the Company...........................     8
      3.6    No Conflicts..........................................................     8
      3.7    No Defaults...........................................................     9
      3.8    Required Governmental Filings and Consents............................     9
      3.9    Financial Statements..................................................     9
      3.10   Liabilities and Obligations...........................................    10
      3.11   Accounts and Notes Receivable.........................................    10
      3.12   Inventories...........................................................    11
      3.13   Governmental Permits and Licenses.....................................    11
      3.14   Environmental Matters.................................................    11
      3.15   Real and Personal Property............................................    12
      3.16   Material Contracts....................................................    14
      3.17   Intellectual Property.................................................    15
      3.18   Insurance.............................................................    17
      3.19   Compensation; Employment Agreements...................................    18
      3.20   Employee Benefit Plans................................................    18
      3.21   Conformity with Law; Litigation.......................................    19
      3.22   Taxes.................................................................    20
      3.23   Absence of Changes....................................................    21
      3.24   Bank Accounts; Powers of Attorney.....................................    23
      3.25   Customers; Backlog; Returns and Complaints............................    23
      3.26   Brokers; Finders......................................................    23
      3.27   Interests of Officers.................................................    23
      3.28   Disclosure............................................................    23
      3.29   USOP Prospectus; Securities Representations...........................    24
      3.30   Absence of Claims Against Company.....................................    24
      3.31   Hart-Scott-Rodino.....................................................    24
      3.32   Company Net Worth, Company Profits, Company Sales.....................    25
      3.33   1997 Performance......................................................    25
      3.34   Pooling...............................................................    25
      3.35   Government Contracts..................................................    25
      3.36   NEC Business..........................................................    26
      3.37   Toshiba Business......................................................    26

4.    REPRESENTATIONS OF USOP AND NEWCO............................................    26
      4.1    Due Organization......................................................    26

                               TABLE OF CONTENTS
                                  (Continued)

                                                                                     Page
      4.2    USOP Common Stock.....................................................    26
      4.3    Authorization; Validity of Obligations................................    27
      4.4    No Conflicts..........................................................    27
      4.5    Capitalization of USOP and Ownership of USOP Stock....................    27
      4.6    USOP Prospectus.......................................................    27
      4.7    Registration Statement................................................    28

5.    COVENANTS....................................................................    28
      5.1    Access to Information; Confidentiality................................    28
      5.2    Conduct of Business Pending Closing...................................    29
      5.3    Prohibited Activities.................................................    30
      5.4    No Shop...............................................................    32
      5.5    Notice to Bargaining Agents...........................................    32
      5.6    Notification of Certain Matters.......................................    32
      5.7    Cooperation in Obtaining Required Consents and Approvals..............    32
      5.8    Affiliate Agreement...................................................    33
      5.9    Pooling Accounting....................................................    33
      5.10   Tax Returns...........................................................    33
      5.11   FIRPTA Compliance.....................................................    33
      5.12   Tax Distribution......................................................    33

6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF USOP AND NEWCO........................    33
      6.1    Representations and Warranties; Performance of Obligations............    34
      6.2    No Litigation.........................................................    34
      6.3    Employment Agreements.................................................    34
      6.4    Technology Transfer Agreement.........................................    34
      6.5    Opinion of Counsel....................................................    34
      6.6    Consents and Approvals................................................    34
      6.7    Charter Documents.....................................................    35
      6.8    Accountant's Letter With Respect to Pooling of Interest Accounting
             Treatment.............................................................    35
      6.9    Due Diligence Review..................................................    35
      6.10   No Material Adverse Change............................................    35
      6.11   Affiliate Agreement...................................................    35
      6.12   S Corporation Status..................................................    35
      6.13   Delivery of Closing Financial Certificate.............................    35
      6.14   1997 Performance......................................................    35
      6.15   Stock Powers..........................................................    36
      6.16   Election of Officers and Directors....................................    36
      6.17   GSA Approval..........................................................    36
      6.19   Lease Termination.....................................................    36
      6.20   Acknowledgment and Termination........................................    36

7.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE
      STOCKHOLDERS AND THE COMPANY.................................................    36
      7.1    Representations and Warranties; Performance of Obligations............    36
      7.2    Litigation............................................................    36

                               TABLE OF CONTENTS
                                  (Continued)


                                                                                     Page
      7.3    Employment Agreement..................................................    37
      7.4    Opinion of Counsel....................................................    37
      7.5    Consents and Approvals................................................    37
      7.6    Stock Option Grants...................................................    37
      7.7    USOP Registration Statement...........................................    37

8.    INDEMNIFICATION..............................................................    37
      8.1    General Indemnification...............................................    37
      8.2    Indemnification by USOP...............................................    38
      8.3    Limitation and Expiration.............................................    38
      8.4    Indemnification Procedures............................................    39
      8.5    Distribution Upon Termination of the Indemnification Obligations......    41
      8.6    Survival of Representations, Warranties and Covenants.................    41
      8.7    Adjustment to Consideration and Indemnification Threshold.............    42

9.    NONCOMPETITION...............................................................    42
      9.1    Prohibited Activities.................................................    42
      9.2    Damages...............................................................    43
      9.3    Reasonable Restraint..................................................    43
      9.4    Severability; Reformation.............................................    43
      9.5    Independent Covenant..................................................    43
      9.6    Materiality...........................................................    43
      9.7    Specific Performance..................................................    43

10.   GENERAL......................................................................    44
      10.1   Accounts Receivable...................................................    44
      10.2   Termination...........................................................    44
      10.3   Effect of Termination.................................................    45
      10.4   Cooperation...........................................................    45
      10.5   Successors and Assigns................................................    45
      10.6   Entire Agreement......................................................    45
      10.7   Counterparts..........................................................    46
      10.8   Brokers and Agents....................................................    46
      10.9   Expenses..............................................................    46
      10.10  Notices...............................................................    46
      10.11  Governing Law.........................................................    47
      10.12  Severability..........................................................    48
      10.13  Absence of Third-Party Beneficiary Rights.............................    48
      10.14  Mutual Drafting.......................................................    48
      10.15  Further Representations...............................................    48
      10.16  Amendment; Waiver.....................................................    48
      10.17  Public Disclosure.....................................................    48

                             ANNEXES and SCHEDULES

Annex I        -   Articles of Merger
Annex II       -   Form of Affiliate Agreement
Annex III-A    -   Form of Employment Agreement with Lawrence F. Glaser
Annex III-B    -   Form of Employment Agreement with Brian E. Stowers
Annex IV       -   Form of Technology Transfer Agreement with Lawrence F. Glaser and Brian E. Stowers
Annex V        -   Form of Opinion of Counsel to the Company and the
                   Stockholders
Annex VI       -   Form of Opinion of Counsel to USOP
Annex VII      -   Amendment to Stock Acquisition Agreement

Schedule 3.1   -   Qualifications to do Business
Schedule 3.3   -   Stockholders and Stock Ownership of the Company
Schedule 3.5   -   Names of Predecessor Companies
Schedule 3.7   -   Defaults
Schedule 3.9   -   Financial Statements
Schedule 3.10  -   Liabilities and Obligations
Schedule 3.11  -   Accounts Receivable
Schedule 3.12  -   Inventories
Schedule 3.15  -   Real Property, Leases and Significant Personal Property
Schedule 3.16  -   Material Contracts; Company Third-Party Consents
Schedule 3.17  -   Intellectual Property
Schedule 3.18  -   Insurance Policies and Claims
Schedule 3.19  -   Officers, Directors and Key Employees; Employment Agreements;
                   Compensation
Schedule 3.20  -   Employee Benefit Plans
Schedule 3.21  -   Litigation
Schedule 3.22  -   Taxes
Schedule 3.23  -   Changes Since Balance Sheet Date
Schedule 3.24  -   Bank Accounts; Powers of Attorney
Schedule 3.25  -   Significant Customers
Schedule 3.26  -   Brokers; Finders
Schedule 3.35  -   Government Contracts

                   INDEX OF DEFINED TERMS FOR FORTRAN, CORP.
                      AGREEMENT AND PLAN OF REORGANIZATION

                                                                            Page
                                                                            ----

Accrued Amount..............................................................  33
Adjustment Shares...........................................................   3
Affiliate...................................................................  33
Affiliate Agreement.........................................................  33
Aggregate Consideration.....................................................   2
Agreement...................................................................   1
Annexes.....................................................................   7
assignment..................................................................  34
Audited Net Worth...........................................................   3
Broker's or Finder's Fee....................................................  23
Certificates................................................................   5
Charter Documents...........................................................   6
Claim.......................................................................  39
Claim Notice................................................................  39
Closing.....................................................................   6
Closing Date................................................................   6
Closing Date Net Worth......................................................   3
Closing Financial Certificate...............................................  35
Code........................................................................   1
Company.....................................................................   1
Company Common Stock....................................................... 2, 7
Company Financial Statements................................................   9
Company Intellectual Property Rights........................................  16
Company Returns.............................................................  20
Company Third-Party Consents................................................  15
Constituent Corporations....................................................   1
depreciable plant, property and equipment...................................  13
Effective Time..............................................................   6
Effective USOP Share Price..................................................   3
Employment Agreements.......................................................  34
engaged in manufacturing....................................................  24
Environmental Claims........................................................  12
Environmental Laws..........................................................  12
ERISA.......................................................................  18
Financial Projections.......................................................  24
First Anniversary...........................................................  39
First Audit.................................................................  39
FY96 Company Net Worth......................................................  35
FY96 Company Profits........................................................  35
FY96 Company Sales..........................................................  35
GAAP........................................................................   3
Governmental Entity.........................................................   9
Hazardous Material..........................................................  11
HSR Act.....................................................................  24
Indemnification Deadline Date...............................................  39
Indemnification Threshold...................................................  38
Indemnified Party...........................................................  39

Indemnifying Party..........................................................  39
Intellectual Property Rights................................................  15
Interim Balance Sheet.......................................................   9
Interim Balance Sheet Date..................................................   9
Interim Financials..........................................................   9
Interim Period Average......................................................   3
Inventories.................................................................  11
Laws........................................................................  13
Leased Premises.............................................................  12
Leases......................................................................  12
Letter Agreement............................................................  46
liabilities.................................................................  10
Maryland Statute............................................................   1
Material Adverse Effect.....................................................   6
Material Permits............................................................  11
Maximum Consideration.......................................................   3
Merger......................................................................   1
Merger Agreement............................................................   1
Net Worth Certificate.......................................................   3
Newco.......................................................................   1
Notice Period...............................................................  39
Pending Claims..............................................................  39
Plans.......................................................................  18
Pledge Share Option.........................................................   4
Pledged Shares..............................................................   4
Presumed Company Net Worth..................................................   3
Registration Statement......................................................  28
Rule 145....................................................................  33
safe harbor lease...........................................................  20
September Company Profits...................................................  35
September Company Sales.....................................................  35
Share Adjustment Notice.....................................................   3
Shareholder Damages.........................................................  38
Shareholder Indemnified Parties.............................................  38
Shareholder Indemnified Party...............................................  38
Shareholders' Representative................................................  41
Significant Customers.......................................................  23
Stock Event.................................................................   3
Stockholders................................................................   1
Surviving Corporation.......................................................   1
Tax.........................................................................  21
Tax Distribution............................................................  30
tax exempt use property.....................................................  20
Taxable.....................................................................  21
Taxes.......................................................................  21
Taxing Authority............................................................  21
Technology Transfer Agreement...............................................  34
Territory...................................................................  42
Third-Party Intellectual Property Rights....................................  16
total assets................................................................  24
USOP.......................................................................1, 42
USOP Damages................................................................  37

USOP Indemnified Parties....................................................  37
USOP Indemnified Party......................................................  37
USOP Material Adverse Effect................................................  26
USOP Prospectus.............................................................  24
USOP Third-Party Consents...................................................  27
Value.......................................................................  41
Year-End Financials.........................................................   9

                      AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made as of October 25, 1996, by and among U.S. Office Products Company, a Delaware corporation ("USOP"), FORTRAN CORP., a Maryland corporation (the "Company"), Fortran Acquisition Corp., a Maryland corporation and a newly-formed, wholly-owned subsidiary of USOP ("Newco"), and Lawrence F. Glaser and Brian E. Stower ("Stockholders").


                                   BACKGROUND

     A. The respective Boards of Directors of Newco and the Company (which together are sometimes referred to as the "Constituent Corporations") deem it advisable and in the best interests of the Constituent Corporations and their respective Stockholders that Newco merge with and into the Company (the "Merger") pursuant to this Agreement, the Articles of Merger substantially in the form attached as Annex I (the "Merger Agreement") and the applicable provisions of the law of the State of Maryland.

     B. The Boards of Directors of each of the Constituent Corporations have approved and adopted this Agreement as a plan of reorganization within the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     C. The parties hereto intend that the Merger be accounted for as a pooling of interests.

     NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

 1.  PLAN OF REORGANIZATION

     1.1    The Merger.
            ----------

            (a) The Merger.  At the Effective Time (as defined in Section 2
                ----------
below), Newco shall be merged with and into the Company pursuant to this Agreement and the Merger Agreement and the separate corporate existence of Newco shall cease, all in accordance with the General Corporation Law of Maryland (the "Maryland Statute"). The Company, as it exists from and after the Effective Time, is sometimes referred to as the "Surviving Corporation."

            (b) Effects of the Merger. Subject to the terms and conditions of
                ---------------------
this Agreement and the Merger Agreement, at the Effective Time (i) the separate existence of Newco shall cease and Newco shall be merged with and into the Company and (ii) the Merger shall have all the effects provided by the Maryland Statute, this Agreement and the Merger Agreement.

            (c) Articles of Incorporation; Bylaws; Directors and Officers.  The
                ---------------------------------------------------------
Articles of Incorporation of the Surviving Corporation from and after the Effective Time shall be the Articles of Incorporation of the Company until thereafter amended in accordance with the provisions therein and as provided by the Maryland Statute. The Bylaws of the Surviving Corporation from and after the Effective Time shall be the Bylaws of the Company as in effect immediately prior to the Effective Time, continuing until thereafter amended in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided by the Maryland Statute. The initial directors of the Surviving Corporation shall be the directors of the Company immediately prior to the Effective Time (including the directors referred to in Section 6.16 below), in each case until their successors are elected and qualified, and the initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time (including the officers referred to in Section 6.16 below), in each case until their successors are duly elected and qualified.

     1.2    Conversion of Securities.  At the Effective Time, by virtue of the
            ------------------------
Merger and without any action on the part of USOP, Newco, the Company or any Stockholder, the shares of capital stock of each of the Constituent Corporations shall be converted as follows:

            (a) Capital Stock of Newco. Each issued and outstanding share of
                ----------------------
capital stock of Newco shall continue to be issued and outstanding and shall be converted into one share of validly issued, fully paid and non-assessable Common Stock of the Surviving Corporation. Each stock certificate of Newco evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

            (b) Cancellation of Certain Shares of Capital Stock of the Company.
                --------------------------------------------------------------
All shares of capital stock of the Company that are owned directly or indirectly by the Company shall be canceled and no stock of USOP or other consideration shall be delivered in exchange therefor.

            (c) Conversion of Capital Stock of the Company.  Subject to Sections
                ------------------------------------------
1.2(d), (e) and (f) below, each issued and outstanding share of common stock of the Company, no par value per share ("Company Common Stock") (other than shares to be canceled pursuant to Section 1.2(b)), that is issued and outstanding immediately prior to the Effective Time shall automatically be canceled, extinguished and converted, without any action on the part of the holder thereof, into the right to receive that number of shares of USOP common stock, $.001 par value ("USOP Common Stock"), that is equal to the Aggregate Consideration (as defined in Section 1.2(d) below) divided by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, rounded to the nearest whole share. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of USOP Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 1.3 of this Agreement.

            (d) Consideration. The aggregate consideration to be paid by USOP
                -------------
pursuant to the Merger is 1,100,000 shares of USOP Common Stock (the "Aggregate Consideration") (such number of shares shall be subject to adjustment for reclassifications, stock splits, stock dividends, stock combinations or the like with respect to the USOP Common Stock (a "Stock Event") occurring after the date hereof but prior to the Closing Date (as defined in Section 2 below)). The parties acknowledge that the Aggregate Consideration is based upon a presumed Company net worth equal to (i) $2,001,046 plus (ii) the Company's pre-tax earnings from October 1, 1996 to the Closing Date as determined in accordance with generally accepted accounting principles ("GAAP"), minus all Tax Distributions (as defined in Section 5.3(c) and accrued as set forth in Section 5.12) (the "Presumed Company Net Worth"). The Aggregate Consideration shall be subject to potential adjustments as set forth in Section 1.2(e) below and as adjusted shall be referred to as the "Maximum Consideration."

            (e)  Potential Adjustment.
                 --------------------

                (i) As promptly as practicable following the Closing Date, and in no event more than 30 days following the Closing Date, the Stockholders shall deliver to USOP a certificate (the "Net Worth Certificate"), signed on behalf of the Company and by the Stockholders setting forth the net worth of the Company as of the Closing Date, determined in the same manner as the Presumed Company Net Worth is determined as set forth in Section 1.2(d) (the "Closing Date Net Worth"). As promptly as practicable following the delivery of the Net Worth Certificate to USOP, USOP shall cause Price Waterhouse LLP to audit the information included in the Net Worth Certificate applying generally accepted accounting principles to determine the accuracy of the Closing Date Net Worth. Following completion of such Price Waterhouse LLP audit, USOP shall deliver a written notice (the "Share Adjustment Notice") to the Stockholders setting forth USOP's determination of the Closing Date Net Worth. Subject to Section 1.2(e)(ii) below, if USOP's determination of the Closing Date Net Worth (the "Audited Net Worth") is less than the Presumed Company Net Worth, then the Aggregate Consideration shall be decreased by the number of shares of USOP Common Stock (the "Adjustment Shares") equal to (I) the Presumed Net Worth less the Audited Net Worth divided by (II) the Effective USOP Share Price (as defined below). For purposes of this Agreement, the "Effective USOP Share Price" shall mean the price equal to the sum of (A)(I) the closing price per share of USOP Common Stock on August 20, 1996 plus (II) the closing price per share of USOP Common Stock on the Closing Date (or, if such date is not a trading day, the last trading date prior to such day) plus (III) the Interim Period Average (as defined below) divided by (B) three. The term "Interim Period Average" means the sum of the closing prices of USOP Common Stock on every trading day from and including the date referenced in clause (I) above and through and including the date referenced in clause (II) above, divided by the number of trading days included in such period. The closing price of USOP Common Stock on a trading day, for purposes of this calculation, shall be the day's last trade price as reported by NASDAQ. The above formulas shall be equitably adjusted for any Stock Events occurring after the date of this Agreement.

                (ii) The Stockholders' Representative (as defined in Section
8.3 below) shall have 30 days from the receipt of the Share Adjustment Notice to notify USOP if the Stockholders dispute the Audited Net Worth and the amount of the adjustment to the Aggregate Consideration. If USOP has not received notice of such a dispute within such 30-day period, then USOP's determination of the Closing Net Worth shall be final and binding. If, on the other hand, USOP has received notice of such a dispute within such 30-day period, then USOP and the Stockholders' Representative (as defined in Section 8.4(f)) shall mutually agree on an independent accounting firm to review the Net Worth Certificate and the Share Adjustment Notice (and related information) to determine the amount, if any, of Adjustment Shares that should be returned to USOP. In the event that USOP and the Stockholders' Representative cannot agree on an independent accounting firm, Price Waterhouse LLP shall select such independent accounting firm. The determination of such independent accounting firm shall be final and binding on the parties hereto. The costs of the independent accounting firm shall be borne by the party (either by USOP or by the Stockholders) whose determination of the Closing Date Net Worth was furthest from the determination of the independent accounting firm, provided that such costs shall be borne equally by USOP and the Stockholders (as a group) in the event that the difference between the determination by the independent accounting firm and the determination of one party is within 10% of the difference between the determination by the independent accounting firm and the determination of the other party.

            (iii)   Promptly following the determination of Adjustment
Shares, if any, as provided above, (A) the Stockholders shall deliver to USOP the number of shares of USOP Common Stock equal to ninety percent (90%) of the Adjustment Shares on a pro rata basis based on the number of shares of Company Common Stock each Stockholder held immediately prior to the Merger and (B) an amount of shares of USOP Common Stock equal to ten percent (10%) of the Adjustment Shares shall be deducted from the Pledged Shares (as defined in Section 1.2(f) below) and returned to USOP. Such shares shall be delivered by each Stockholder within 30 days from the date of the Share Adjustment Notice or the date of the determination of the independent accounting firm, as the case may be. In the event that any Stockholder shall fail to deliver his pro rata share of such shares to USOP, then USOP may at its option take such shares from the remaining Pledged Shares (the "Pledge Share Option"). Following exercise of the Pledge Share Option, each of the Stockholders shall continue to have the obligation to immediately deliver to USOP his pro rata portion of such Adjustment Shares.

     (f)    Pledged Shares.
            --------------

            (i) As collateral security for the payment of any indemnification obligations of the Stockholders pursuant to Section 8 of this Agreement, at the Closing each Stockholder shall, and by execution hereof does hereby, transfer, pledge and assign to USOP, for the benefit of USOP, a security interest in the following assets:

                (A) such Stockholder's pro rata portion of "Pledged Shares," which shall mean ten percent (10%) of the Aggregate Consideration (such amount shall be subject to reduction as provided in Section 1.2(e)(iii) above), the certificates and instruments representing or evidencing the Pledged Shares, and all cash and non-cash dividends and other property at any time received or otherwise distributed in respect of or in exchange or substitution for any or all of the Pledged Shares; and in the event that a Stockholder receives any such property, such Stockholder shall immediately deliver such property to USOP to be held hereunder as part of the Pledged Shares; and

                (B) all rights, titles, interests, privileges and preferences appertaining or incident to the foregoing property, except as provided for in
Section 1.2(f)(iii).

            (ii) Each certificate evidencing the Pledged Shares issued in the Stockholder's names in the Merger, shall, at the Closing, be delivered to USOP, together with an undated stock power duly signed in blank by such Stockholder, such certificate bearing no restrictive or cautionary legend other than those imprinted by USOP's transfer agent at USOP's request.

            (iii) The Stockholders shall be entitled to exercise any voting powers incident to the Pledged Shares until such time, if ever, as they are transferred to USOP to satisfy the indemnification obligations of the Stockholders pursuant to Section 8 hereof.

            (iv) Each Stockholder hereby acknowledges that each pledge under this Section 1.2(f) is independent of the pledge by the other Stockholder hereunder and that USOP may take any and all actions against a Stockholder's Pledged Shares under this Agreement without taking any action against any other Stockholder's Pledged Shares.

      1.3   Exchange of Certificates.
            ------------------------

            (a) USOP to Provide Common Stock. Promptly after the Effective Time,
                ----------------------------
USOP shall cause to be made available the shares of USOP Common Stock issuable pursuant to Section 1.2 and the Merger Agreement in exchange for all outstanding shares of capital stock of the Company.

            (b) Certificate Delivery Requirements.  At the Effective Time, the
                ---------------------------------
Stockholders shall deliver to USOP the certificates (the "Certificates") representing Company Common Stock, duly endorsed in blank by the Stockholders, or accompanied by blank stock powers, and with all necessary transfer tax and other revenue stamps, acquired at the Stockholders' expense, affixed and canceled. The Stockholders shall promptly cure any deficiencies with respect to the endorsement of the Certificates or other documents of conveyance with respect to the stock powers accompanying such Certificates. The Certificates so delivered shall forthwith be canceled. Until delivered as contemplated by this
Section 1.3(b), each Certificate shall be deemed at any time after the Effective Time to represent the right to receive upon such surrender the number of shares of USOP Common Stock as provided by this Section 1 and the provisions of the Maryland Statute.

            (c) No Further Ownership Rights in Capital Stock of the Company. All
                -----------------------------------------------------------
USOP Common Stock delivered upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Company Common Stock, and following the Effective Time, the Certificates shall have no further rights to, or ownership in, shares of capital stock of the Company or the Surviving Corporation. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the

Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 1.3.

            (d) Lost, Stolen or Destroyed Certificates. In the event any
                --------------------------------------
certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, USOP shall cause the issuance of USOP Common Stock to be made in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, provided, however, that USOP may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against USOP with respect to the certificates alleged to have been lost, stolen or destroyed.

            (e) No Liability. Notwithstanding anything to the contrary in this
                ------------
Section 1.3, none of the Surviving Corporation or any party hereto shall be liable to a holder of shares of Company Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

 2.  CLOSING

     The consummation of the Merger and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304-1050 at 10:00 a.m. on October 25, 1996, provided that all conditions to Closing shall have been satisfied or waived, or at such other time and date as the parties may mutually agree, which date shall be referred to as the "Closing Date."

     On the Closing Date, the Merger Agreement, together with the Articles of Merger and any required officers' certificates, shall be filed with the Secretary of State of the State of Maryland in accordance with the provisions of the Maryland Statute. The Merger shall become effective upon such filing or at such later time on the Closing Date as may be specified in the filing with the Secretary of State of the State of Maryland (the "Effective Time").

3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

     Each of the Company and the Stockholders, jointly and severally, represents and warrants to USOP and Newco as follows:

     3.1  Due Organization.  The Company is a corporation duly organized,
          ----------------
validly existing and is in good standing under the laws of Maryland, and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted and as proposed to be conducted. The Company is qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect (as defined below). Schedule 3.l hereto contains a list of all jurisdictions in which the Company is qualified to do business as a foreign corporation. The Company has delivered to USOP true, complete and correct copies of its Articles of Incorporation and Bylaws, each as amended to date. Such Articles of Incorporation and Bylaws, as amended to date, are collectively referred to as the "Charter Documents." The Company has previously made available to USOP true, correct and complete copies of its corporate minute books which include copies of all minutes of the Company's Board of Director's and stockholders' meetings. There is no stock ledger setting forth the record ownership of all outstanding shares of the Company's capital stock. The term "Material Adverse Effect" means any change, event or effect (other than general economic factors and conditions affecting the U.S. telecommunications business in general) that is materially adverse to the business, assets (including intangible assets), liabilities, financial condition, results of operations or prospects of the Company.

     3.2  Authorization; Validity.  The Company has the full legal right,
          -----------------------
corporate power and authority to enter into this Agreement including, without limitation, all Annexes attached hereto (the "Annexes") and the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Annexes by the Company and the performance by the Company of the transactions contemplated herein and therein have been duly and validly authorized by all necessary corporate action on the part of the Company, including approval by its Board of Directors and the Stockholders. The Stockholders have full power and authority to execute and deliver this Agreement and the Annexes, to perform their obligations under this Agreement and the Annexes, and to consummate the transactions contemplated by this Agreement and the Annexes. The Stockholders have full power and authority to vote the outstanding shares of the Company's Common Stock (as defined in Section 3.3) to approve this Agreement and the Annexes, and have voted all of such shares to approve this Agreement, and the Annexes and the transactions contemplated hereby and thereby in compliance with all applicable laws and the Charter Documents. This Agreement is a legal, valid and binding obligation of the Company and the Stockholders, enforceable against the Company and the Stockholders in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought. Each of the Annexes, when executed and delivered by the Company and the Stockholders, when applicable, will be a legal, valid and binding obligation of the Company or the Stockholders, as the case may be, enforceable against the Company or the Stockholders, as the case may be, in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

     3.3  Capital Stock of the Company.  The authorized capital stock of the
          ----------------------------
Company consists of 1,000 shares of Common Stock, no par value (the "Company Common Stock"), of which 200 shares are issued and outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially by each Stockholder in the amounts set forth in Schedule 3.3 free and clear of all liens, encumbrances and claims of every kind. All of the issued and outstanding shares of Company Common Stock were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws concerning the issuance of securities. None of such shares was issued in violation of any preemptive rights created by statute, or by the Charter Documents or by any agreement to which the Company may be bound. None of the shares of Company Common Stock were issued pursuant to awards, grants or bonuses. No shares of the Company Common Stock are subject to repurchase upon termination of employment.
Schedule 3.3 contains a complete and accurate list of, and the number of shares owned of record by, the holders of outstanding Company Common Stock.

     Other than as described in this Section 3.3, there are no outstanding shares of the Company Common Stock, preferred stock or any other equity securities of the Company, and there are no options, warrants, calls, conversion rights, commitments or agreements of any character to which the Company or either of the Stockholders is a party or by which the Company or either of the Stockholders may be bound that do or may obligate the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the Company Common Stock, preferred stock or other equity securities or that do or may obligate the Company to grant, extend or enter into any such option, warrant, call, conversion right, commitment or agreement. There are no outstanding arrangements, agreements, commitments or understandings of any kind affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of any capital stock of the Company or any other securities of the Company. Other than as provided in or contemplated by this Agreement, neither the Company nor the Stockholders have, or prior to the Effective Time will have, become party to or subject to any contract or obligation wherein any person has a right or option to purchase or acquire any rights in any additional capital stock or securities of the Company. Neither the voting stock structure of the Company nor the relative ownership of the Company Common Stock has been altered or changed in contemplation of the Merger. As a result of the Merger, USOP will be the record and beneficial owner of all outstanding capital stock of the Company and rights to acquire capital stock of the Company.

     3.4  Subsidiaries.  The Company has no subsidiaries and does not presently
          ------------
own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other entity.

     3.5  Predecessor Status; Spin-off by the Company.  Schedule 3.5 sets forth
          -------------------------------------------
a listing of all names of all predecessor companies of the Company, if any, including without limitation the names of any entities from whom the Company has acquired material assets. The Company has not at any time been a subsidiary or division of another corporation or a part of an acquisition which was later rescinded. There has not been any sale or spin-off of material assets of either the Company, any other person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company within the preceding two years.

     3.6  No Conflicts.  The execution, delivery and performance of this
          ------------
Agreement and Annexes II, III-A, III-B, IV-A and IV-B, and the consummation of the transactions contemplated hereby and thereby, will not:

          (a) conflict with, or violate any provision of the Charter Documents;

          (b) conflict with, or result in any material breach or default (or would constitute a default but for any requirement of notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation or imposition of any lien, charge or encumbrance on any of the Company's properties pursuant to any agreement, contract, note, mortgage, indenture, lease, sublease, instrument, permit, concession, franchise or license to which the Company is a party or by which the Company or any of its property or assets may be bound or affected; or

          (c) conflict with or result in a violation of any law, statute, order, judgment, rule, regulation, decree or ordinance applicable to the Company or by which any of its properties or assets is bound or affected, or applicable to the either of the Stockholders.

     3.7  No Defaults.  Except as set forth on Schedule 3.7, the Company is not,
          -----------
nor has it or either of the Stockholders received notice that it is or would be with the passage of time, (a) in violation of any provision of its Charter Documents or (b) in default or violation of any term, condition or provision of
(i) any judgment, decree, order, injunction or stipulation applicable to the Company or (ii) any agreement, note, mortgage, indenture, contract, lease, sublease or instrument, permit, concession, franchise or license to which the Company is a party or by which the Company or its properties or assets may be bound.

     3.8  Required Governmental Filings and Consents.  The execution, delivery
          ------------------------------------------
and performance of this Agreement and the Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, will not require any consent, approval, authorization or permit of, or filing with or notification to, any United States, federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body ("Governmental Entity") except
(a) for applicable requirements, if any, of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, state securities or Blue Sky laws, the Bylaws of the National Association of Securities Dealers, Inc., and the filing and recordation of the Merger Agreement as required by the Maryland Statute and (b) where the failure to obtain such consents, approvals, authorization or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger or otherwise prevent the Company from performing its obligations under this Agreement and could not reasonably be expected to have a Material Adverse Effect.

     3.9  Financial Statements.  Schedule 3.9 includes (a) true, complete and
          --------------------
correct copies of the Company's audited Balance Sheet as of March 31, 1996 (the end of its most recently completed fiscal year), and audited Statements of Income, Cash Flows and Retained Earnings for the year ended March 31, 1996 (collectively, the "Year-End Financials") and (b) true, complete and correct copies of the Company's Balance Sheet (the "Interim Balance Sheet") as of September 30, 1996 (the "Interim Balance Sheet Date") and Statements of Income, Cash Flows and Retained Earnings for the period then ended (collectively, the "Interim Financials;" and together with the Year-End Financials, the "Company Financial Statements"). The Company Financial Statements have been prepared in accordance with GAAP consistently applied and fairly present the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended, subject, in the case of the Interim Financials to normal year-end audit adjustments and the omission of complete footnote information. Since the Interim Balance Sheet Date, there have been no material changes in the Company's accounting policies.

     3.10   Liabilities and Obligations.
            ---------------------------

            (a) The Company has no material liabilities, except for liabilities:

                (i) reflected on the Interim Balance Sheet and not previously paid or discharged;

                (ii) those liabilities incurred since the Interim Balance Sheet Date in the ordinary course of business consistent with past practice, which liabilities are not, individually or in the aggregate, material; and

                (iii)  those liabilities set forth on Schedule 3.10.

For purposes of this Section 3.10, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, inchoate or not, liquidated or unliquidated, secured or unsecured.

            (b) In the case of those liabilities which are not fixed or contested, a reasonable estimate of the maximum amount which may be payable is attached hereto as Schedule 3.10.

            (c) Schedule 3.10 sets forth all outstanding liabilities as of the Interim Balance Sheet Date.

     3.11   Accounts and Notes Receivable. The receivables shown on the
            -----------------------------
Interim Balance Sheet arose in the ordinary course of business and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in such balance sheet. Allowances for doubtful accounts and warranty returns are adequate and have been prepared in accordance with GAAP consistently applied and in accordance with the past practices of the Company. The receivables of the Company arising after the Interim Balance Sheet Date and prior to the Closing arose or will arise in the ordinary course of business and have been collected or are collectible in the book amounts thereof, less allowances for doubtful accounts and warranty returns determined in accordance with the past practices of the Company. None of the receivables of the Company is subject to any claim of offset, recoupment, set off or counterclaim and neither the Company nor either of the Stockholders has any knowledge of any facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No amount of receivables are contingent upon the performance by the Company of any obligation or contract. No person has any lien on any of such receivables and no agreement for deduction or discount has been made with respect to any of such receivables. Schedule 3.11 sets forth an aging of accounts receivable of the Company as of the Interim Balance Sheet Date in the aggregate and by customer (0-30 days, 31-60 days, 60-90 days and greater than 90 days), and indicates for each category the respective amounts of allowances for doubtful accounts.
Schedule 3.11 also lists all amounts of accounts receivable which are subject to warranty claims by customer, including detailed information regarding warranty claims made within the last year, the type and amounts of such claims, and all pending authorized product returns.

     3.12   Inventories.  The inventories of the Company shown on the
            -----------
Interim Balance Sheet ("Inventories") were valued at cost or market, whichever is lower, with adequate allowances for excess and obsolete materials and materials below standard quality, in accordance with GAAP consistently applied. The quality and quantity of the Inventories are such that the Inventories are readily usable and saleable in the normal course of business of the Company, except such amounts as are reserved on the Interim Balance Sheet in accordance with GAAP consistently applied and in accordance with the past practice of the Company. All items included in such Inventories are owned by the Company, except for sales made subsequent to the Interim Balance Sheet Date in the ordinary course of business, for all of which either the purchaser has made full payment or the purchaser is obligated to make payment and such obligation is an asset of the Company in accordance with GAAP consistently applied. Schedule 3.12 lists all Inventories materially in excess of reasonable estimated requirements for the Company based on current operations for the next three months.

     3.13   Governmental Permits and Licenses.  The Company owns or holds
            ---------------------------------
all material licenses, franchises, permits and other governmental authorizations, including without limitation permits (including, without limitation, all permits and approvals of governmental authorities necessary for the continued occupancy, use and operation of each of the Leased Premises as defined in Section 3.15(a)), titles (including, without limitation, motor vehicle titles and current registrations), fuel permits, licenses, franchises, certificates required to conduct its business as currently being conducted or as proposed to be conducted (the "Material Permits"). The Material Permits are valid and in full force and effect, and the Company has not received any notice that any governmental authority intends to modify, cancel, terminate or not renew any Material Permit. The Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Material Permits and other applicable orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing except where such non-compliance or violation would not have a Material Adverse Effect. The transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by any Material Permit.

     3.14   Environmental Matters.
            ---------------------

            (a) To the Company's and the Stockholders' best knowledge after due inquiry, no substance that is regulated by any Governmental Entity or that has been designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health or the environment (a "Hazardous Material") is present in, on, under or adjacent to any property that the Company has at any time owned, operated, occupied or leased (including both the land and improvements thereon) and no reasonable likelihood exists that any Hazardous Material will come to be present in, on, or under any properties leased or used at any time (including both land and improvements thereon) by the Company.

            (b) The Company does not and has not transported, stored, used, manufactured, released or exposed its employees or any other person to any Hazardous Material, or arranged for the disposal, discharge, storage or release of any Hazardous Material, in violation of any applicable statute, rule, regulation, order or law.

            (c) No permits, consents, waivers, exemptions, licenses, approvals and other authorizations are required to be obtained by it under the laws of any Governmental Entity relating to land use, public and employee health and safety, pollution or protection of the environment (collectively, "Environmental Laws"). The Company has been and is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. Neither the Company nor either of the Stockholders has received any notice or is aware of any past or present condition or practice of the businesses conducted by the Company which forms or could be reasonably expected to form the basis of any material claim, action, suit, proceeding, hearing or investigation (collectively "Environmental Claims") against the Company (or against any person or entity whose liability for any Environmental Claims the Company has retained or assumed either contractually or by operation of law), arising out of the manufacture, processing, distribution, use, treatment, storage, spill, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material by the Company.

            (d) The Company does not own, operate or maintain any underground storage tanks on any property owned, operated, occupied or leased by the Company, and to the Company's and Stockholders' best knowledge, no underground storage tanks are present at any property owned, operated, occupied or leased at any time by the Company.

      3.15  Real and Personal Property.
            --------------------------

            (a) The Company does not own any real property. Schedule 3.15(a) sets forth a list of all real property leases, subleases, licenses or similar agreements ("Leases") to which the Company is a party (copies of which have previously been furnished to USOP), in each case setting forth (A) the landlord and tenant or sublessor and sublessee, as applicable, thereof and the date and term of each of the Leases, (B) the legal description or street address of each property covered thereby, and (C) a brief description (including size and function) of the principal improvements and buildings thereon (the "Leased Premises"). The Leases are in full force and effect and have not been amended except as set forth on Schedule 3.15(a), and no party thereto is in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default by the Company or to the Company's and the Stockholders' best knowledge, by the landlord under any of such Leases. To the Company's and Stockholders' best knowledge, there is no breach or anticipated breach by any other party to such Leases. With respect to each of the Leased Premises:

            (i) The Company has valid leasehold interests in the Leased Premises, which leasehold interests are free and clear of any liens, covenants and easements or title defects of any nature whatsoever;

            (ii) To the best knowledge of the Company and the Stockholders, the portions of the buildings located on the Leased Premises that are used in the business of the Company are each in good repair and condition (including, without limitation, the electrical, mechanical, HVAC, plumbing, elevator, other building systems and structural components serving such premises, and the roofs are water-tight), and are in the aggregate sufficient to satisfy the Company's current and reasonably anticipated normal business activities as conducted thereat;

            (iii) Each of the Leased Premises (A) has direct access to public roads or access to public roads by means of a perpetual access easement; and (B) is served by all utilities in such quantity and quality as are sufficient to satisfy the current normal business activities as conducted at such premises;

            (iv)  The Company and the Stockholders have not received notice of
(A) any condemnation proceeding with respect to any portion of the Leased Premises or any access thereto, and, to the best knowledge of the Company and the Stockholders, no such proceeding is contemplated by any governmental authority; or (B) any special assessment which may affect any of the Leased Premises, and, to the best knowledge of the Company and the Stockholders, no such special assessment is contemplated by any governmental authority;

            (v) To the best knowledge of the Company and the Stockholders, each of the Leased Premises, including all buildings located thereon, conform to all requirements of any underlying covenants, conditions, restrictions and encumbrances, all insurance underwriter's requirements, all applicable rules, regulations, statutes, ordinances, laws and building codes, (collectively, "Laws");

            (vi) To the best knowledge of the Company and the Stockholders, there are no Laws under active consideration by any governmental authority which could require the Company to make any expenditure in excess of $5,000 to modify or improve the Leased Premises to bring them into compliance therewith; and

            (vii) Neither the Company nor either of the Stockholders has received any notice from any insurance company of any defects or inadequacies in the Leased Premises or any part thereof which could adversely affect the insurability of the Leased Premises or the premiums for the insurance thereof.

     (b) Schedule 3.15(b) sets forth an accurate list of all personal property included in "depreciable plant, property and equipment" on the Interim Balance Sheet and all other personal property owned or leased by the Company with a value in excess of $10,000 (a) as of the Interim Balance Sheet Date and (b) acquired since the Interim Balance Sheet Date, including in each case true, complete and correct copies of leases for material equipment and all real properties on which are situated buildings, warehouses, workshops, garages and other structures used in the operation of the business of the Company. Except as set forth in Schedule 3.15(b), none of the Company's owned or leased real property, or personal property is currently owned, or were formerly owned, by either of the Stockholders or business or personal affiliates of the Company or either of the Stockholders. All of the trucks and other material machinery and equipment of the Company are in good working order and condition, ordinary wear and tear excepted. All leases to which the Company is a party are in full force and effect and constitute valid and binding agreements of the Company and, to the best knowledge of the Company and the Stockholders, the other parties thereto in accordance with their respective terms. All fixed assets used by the Company that are material to the operation of its business are either owned by the Company or leased under an agreement listed on Schedule 3.15(b). Schedule 3.15(b) includes without limitation true, complete and correct copies of all title reports and title insurance policies received or owned by the Company that are still in effect. Schedule 3.15(b) also includes a summary description of all plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real property or existing business, which if pursued by the Company or the Surviving Corporation would require additional material expenditures of capital.

     3.16   Material Contracts.  Schedule 3.16 lists and describes:
            ------------------

            (a) Any union contract or any employment or consulting contract or arrangement providing for future compensation, written or oral, with any officer, consultant, director or employee which is not terminable by the Company on 30 days' notice or less without penalty or obligation to make payments related to such termination;

            (b) Any plan, contract or arrangement, whether written or oral, providing for bonuses, pensions, deferred compensation, severance pay or benefits, retirement payments, profit-sharing or the like;

            (c) Any joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits with other persons;

            (d) Any existing distribution agreement, volume purchase agreement, or other similar agreement (but excluding individual customer purchase orders) in which the annual amount involved in fiscal 1996 exceeded or is expected to exceed in fiscal 1997 $25,000 in aggregate amount or pursuant to which the Company has granted or received most favored nation pricing provisions or exclusive marketing rights related to any product, group of products or territory;

            (e) Any individual customer purchase order for the sale of goods or services in excess of $25,000;

            (f) Except for trade indebtedness incurred in the ordinary course of business, any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, leasehold obligations or otherwise;

            (g) Any contract containing covenants purporting to limit in any way the freedom of the Company to compete in any line of business or in any geographic area;

            (h) Any agreement of indemnification other than those entered in connection with the sale of the Company's products in the ordinary course of business;

            (i) Any agreement, contract or commitment relating to capital expenditures and which involve future payments individually in excess of $5,000 or in the aggregate in excess of $10,000 by the Company;

            (j) Any agreements, contracts or commitments relating to the disposition or acquisition of any assets, including any intangible assets or Company Intellectual Property Rights (as defined in Section 3.17(a)), (other than Inventory) which involve payments individually in excess of $5,000 or in the aggregate in excess of $10,000 by the Company;

            (k) Any purchase orders or contracts for the purchase of raw materials which involve payments individually in excess of $5,000 or in the aggregate in excess of $10,000;

            (l) Any governmental contracts subject to price redetermination or renegotiation;

            (m) Any other agreement, contract or commitment which is material to the Company; and

            (n) Any service or operating contracts regarding the operation of each of the Leased Premises.

     Each Material Contract is valid and binding on the Company and is in full force and effect and, to the best knowledge of the Company and the Stockholders, is not subject to any default thereunder by any party obligated to the Company pursuant thereto. No Material Contract contains any material liquidated damages, penalty or similar provision. The Company does not intend to cancel, withdraw, modify or amend any such Material Contract and, to the best knowledge of the Company and the Stockholders, no party to any such contract, agreement or instrument intends to cancel, withdraw, modify or amend any Material Contract.

     Except as set forth on Schedule 3.16, the Company has obtained, or will obtain prior to the Effective Time, all necessary consents, waivers and approvals of parties to any Material Contracts required in connection with any of the transactions contemplated hereby, or as are advisable or required by any governmental agency or other third party in order that any such Material Contract remain in effect without modification after the Merger and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit ("Company Third-Party Consents"). All Company Third-Party Consents are listed on Schedule 3.16.

      3.17  Intellectual Property.
            ---------------------

     (a) Except as set forth on Schedule 3.17, the Company owns, or is licensed or otherwise entitled to exercise all rights under or with respect to all United States and foreign patents, patent applications, trademarks, trade names, service marks, copyrights, and any applications therefor, formulae, processes, designs, schematics, compositions, ideas, technology, know-how and tangible or intangible proprietary information, trade secrets or materials employed in the operation of the business of the Company as currently conducted or as currently proposed to be conducted (the "Intellectual Property Rights"). The Company has entered into a confidentiality and invention assignment agreement, in the form previously provided to USOP, with each of its officers, directors, employees and consultants providing the Company, to the extent permitted by applicable law, with title and ownership to Intellectual Property Rights conceived, developed, reduced to practice by or at the direction of such person, solely or jointly, during the period of employment by the Company. Schedule 3.17 lists all of the patents, trademarks, works of authorship, registered and unregistered copyrights, registered and unregistered trademarks, trade names and service marks, and any applications therefor, which relate to or are a part of the Company's products or services (the " Company Intellectual Property Rights"), and specifies the jurisdictions in which each such issuance and registration has been filed, including the respective registration or application numbers, together with a list of all of the Company's currently marketed products and an indication as to which, if any, of such products have been registered for copyright protection with the United States Copyright Office and any foreign offices. Except as set forth on Schedule 3.17, (i) no person has any rights to use any of the Company Intellectual Property Rights; and (ii) the Company has neither granted to any person, nor permitted any person to retain any rights in the Company Intellectual Property Rights. The Technology Transfer Agreement (as defined in Section 6.4) shall validly and effectively transfer all title and ownership in any Company Intellectual Property Rights currently owned by the Stockholders to the Company free and clear of any liens or encumbrances of any kind.

     (b) Schedule 3.17 includes and specifically identifies all third-party patents, trademarks, works of authorship, registered and unregistered copyrights, registered and unregistered trademarks, trade names and service marks, and any applications therefor (the "Third-Party Intellectual Property Rights") which are incorporated in, are, or form a part of, any of the Company product or service. Schedule 3.17 lists (i) any requests the Company has received to make any such registration, including the identity of the requestor and the item requested to be so registered, and the jurisdiction for which such request has been made; (ii) all material licenses, sublicenses and other agreements (other than shrink wrap licenses) as to which the Company is a party and pursuant to which any person is authorized to use any of the Company Intellectual Property Rights or any trade secret that is material to the Company and (iii) all material licenses, sublicenses and other agreements (other than shrink wrap licenses) as to which the Company is a party and pursuant to which the Company is authorized to use any Third-Party Intellectual Property Rights, or trade secret of a third party in or as any product or service, and includes the identity of all parties thereto and a description and statement as to the status of the applicable royalty thereof. Schedule 3.17 includes copies of the Company's standard license agreements and lists all other agreements with respect to which the Company indemnifies third parties against intellectual property infringement.

     The Company is not, nor as a result of the execution and delivery of this Agreement or the performance of the Company's obligations hereunder will be, in violation of any license, sublicense or other agreement applicable to it. Except as set forth on Schedule 3.17, the Company is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances), the Intellectual Property Rights, and has sole and exclusive rights in respect thereof, and is not contractually obligated to pay any compensation to any third party. After the Closing, the Surviving Corporation will own or have the exclusive right to use, sell, license and dispose of and the exclusive right to bring actions for infringement of and otherwise exercise all the Company Intellectual Property Rights.

     (c) No claims with respect to the Company Intellectual Property Rights have been asserted, have been threatened or to the Company's and the Stockholders' best knowledge, are likely to be threatened, by any person. In addition, no grounds exist for any claims, (i) to the effect that any business of the Company as currently conducted or proposed to be conducted infringes on or misappropriates any patents, works of authorship, registered and unregistered copyrights, registered and unregistered trademarks, trade name, service marks, trade secrets, tangible and intangible proprietary information and technical knowhow and any applications (except any patent applications) therefor in which a third party has any rights or (ii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights. No Company Intellectual Property Right is subject to any lien, encumbrance or other security interest. The Company does not know of any fact that would render the Company Intellectual Property Rights invalid. There is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by a present employee of the Company. To the Company's or any Stockholder's best knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any former employee of the Company. There is no material unauthorized use, infringement or misappropriation of any of the Third-Party Intellectual Property Rights by the Company or any present employee of the Company. To the Company's and the Stockholders' best knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Third-Party Intellectual Property Rights by any third party, including any former employee of the Company. No Company Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing or exploitation thereof by the Company. The Company has not entered into any agreement to indemnify any other person against any charge of infringement relating to any Intellectual Property Right. No employee of the Company is in violation of any term of any confidentiality or invention assignment agreement, employment contract (whether written or verbal), patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with the Company or any other party (including prior employers) because of the nature of the business conducted or proposed to be conducted by the Company.

     3.18  Insurance.  Schedule 3.18 sets forth an accurate list, as of the
           ---------
Interim Balance Sheet Date, of all insurance policies carried by the Company and all insurance loss runs or workmen's compensation claims received for the past two policy years. Attached to Schedule 3.18 are true, complete and correct copies of the summaries from the insurance company of all current insurance policies, all of which are in full force and effect. All premiums payable under all such policies have been paid and the Company is otherwise in full compliance with the terms of such policies (or other policies providing substantially similar insurance coverage). To the Company's or any Stockholder's best knowledge, such policies of insurance are of the type and in amounts customarily carried by persons conducting businesses similar to that of the Company. Neither the Company nor either of the Stockholders knows of any threatened termination of or material premium increase with respect to, any of such policies.

     3.19  Compensation; Employment Agreements.  Schedule 3.19 sets forth an
           -----------------------------------
accurate list, as of the date hereof, of all officers, directors and key employees of the Company listing all employment agreements with such officers, directors and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each such person as of (a) the Interim Balance Sheet Date and (b) the date hereof. The Company has provided to USOP true, complete and correct copies of all employment contracts, commitments and arrangements with persons listed on
Schedule 3.19.

      3.20  Employee Benefit Plans.
            ----------------------

            (a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active, former or retired employee or consultant of the Company, any subsidiary of the Company or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company within the meaning of Section 414 of the Code, or with respect to which the Company has or may in the future have liability, are listed on Schedule 3.20 (the "Plans"). Except as set forth on Schedule 3.20 and to the extent applicable, the Plans comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code, and any Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has obtained a favorable determination letter as to its qualified status from the Internal Revenue Service, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. The Company has furnished or made available to USOP copies of the most recent Forms 5500 with respect to any such Plan. No Plan is covered by Title IV of ERISA or Section 412 of the Code. Neither the Company nor any officer or director of the Company has incurred any liability or penalty with respect to the Plans under Section 4975 through 4980B of the Code or Title 1 of ERISA. None of the Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, including but not limited to, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. Except as set forth on Schedule 3.20, each Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the best knowledge of the Company and the Stockholders is threatened, against or with respect to any such Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been made or accrued. Schedule 3.20 includes a listing of the accrued vacation liability of the Company as of the Interim Balance Sheet Date.

            (b) The Company is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employee of the Company is represented by any labor union or covered by any collective bargaining agreement and, to the best knowledge of the Company and the Stockholders, no campaign to establish such representation is in progress. There is no pending or, to the best knowledge of the Company and the Stockholders, threatened labor dispute involving the Company and any group of its employees nor has the Company experienced any labor interruptions over the past three years, and the Company considers its relationship with its employees to be good.

            (c) Neither the execution and delivery of this Agreement or the Merger Agreement nor the consummation of the transactions contemplated hereby or thereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

      3.21  Conformity with Law; Litigation.
            -------------------------------

            (a) The Company is in compliance and has conducted its business so as to comply with all laws, rules and regulations, judgments, decrees or orders of any Governmental Entity applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof. There are no judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against the Company or against any of its properties or businesses or against either of the Stockholders. Without limiting the generality of the foregoing, the Company has not violated any United States or foreign import and export control laws and regulations, export licensing laws and regulations and customs regulations (including its obligations under the Foreign Corrupt Practices Act) applicable to the Company. The Company has not been cited by the United States Department of Commerce, the United States Customs Service or any other relevant Governmental Entity for any violation of United States laws or regulations relating to importing or exporting of products, materials or services. Schedule
3.21 contains a summary of any violation of, or conflict with, any applicable statute, law, rule, regulation, ruling, order, judgment or decree of which such Governmental Entity has notified the Company, including any of the foregoing relating to Environmental Laws.

            (b) There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the best knowledge of the Company or the Stockholders, threatened, against the Company or either of the Stockholders or its assets or operations, and which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated hereby.
Schedule 3.21 sets forth with respect to each pending action, suit, proceeding, claim, arbitration or investigation to which the Company is a party, the forum, the parties thereto, a brief description of the subject matter thereof and the amount of damages claimed. Except as stated in Schedule 3.21, neither the Company nor either of the Stockholders has any knowledge of any reasonable basis for any other such litigation. The Company has delivered or made available to USOP correct and complete copies of all correspondence prepared by its counsel for the Company's independent public accountants in connection with all completed audits or reviews of the Company's financial statements and any such correspondence since the date of the last such audit or review. Schedule 3.21 accurately summarizes all product liability claims made against the Company since inception.

      3.22  Taxes.
            -----

            (a) All Tax (as defined below in Section 3.22(e)) returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Taxing Authority (as defined below) with respect to any Taxable period ending on or before the Effective Time, by or on behalf of the Company (collectively, the "Company Returns"), have been or will be filed when due (including any extensions of such due date), and all such Company Returns are true and correct. The Interim Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the Interim Balance Sheet Date and the Company has not and will not incur any Tax liability in excess of the amount reflected on the Interim Balance Sheet with respect to such periods. All information set forth in the notes to the Company Financial Statements relating to Tax matters is true, complete and accurate in all material respects.

            (b) No material Tax liability has been incurred since the Interim Balance Sheet Date other than in the ordinary course of business and adequate provision has been or will be made for all Tax liabilities incurred since that date in accordance with GAAP on at least a quarterly basis. Except as set forth on Schedule 3.22, the Company has withheld and paid to the applicable financial institution or Taxing Authority all amounts required to be withheld.

            (c) There is no claim, audit, action, suit, proceeding, or investigation now pending or, to the best knowledge of the Company and the Stockholders, threatened against or with respect to the Company in respect of any Tax or assessment. Neither the Company, nor any person on behalf of the Company, has entered into nor will it enter into any agreement or consent pursuant to Section 341(f) of the Code. There are no liens for Taxes upon the assets of the Company except liens for current Taxes not yet due. Except as may be required as a result of the Merger, the Company has not been or will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) ending on or after the Closing pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

            (d) There is no contract, agreement, plan or arrangement, including, but not limited to, the provisions of this Agreement, covering any employee or independent contractor or former employee or independent contractor of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G, 162 or 404 of the Code. Other than pursuant to this Agreement, the Company is not a party to or bound by (or will prior to the Effective Time become a party to or bound by) any Tax indemnity, Tax sharing or Tax allocation agreement (whether written, unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than the Company. None of the assets of the Company (i) is property that the Company is required to treat as owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code, (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (iii) is "tax exempt use property" within the meaning of Section 168(h) of the Code. The Company has not participated in (nor will prior to the Effective Time participate in) an international boycott within the meaning of Section 999 of the Code. The Company has previously provided or made available to USOP true and correct copies of all material Tax Returns, and, as reasonably requested by USOP, prior to or following the date hereof, information statements, reports, work papers, Tax opinions and memoranda and other Tax data and documents.

            (e) For purposes of this Agreement, the term "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and
(iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

            (f) S Corporation Status. The Company since December 17, 1986 has
                --------------------
been an S Corporation within the meaning of Section 1361 of the Code.

     3.23   Absence of Changes.  Since the Interim Balance Sheet Date, except as
            ------------------
contemplated herein or as set forth on Schedule 3.23 there has not been:

            (a) any change that by itself or together with other changes, has had a Material Adverse Effect;

            (b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Company;

            (c) any change in the authorized capital of the Company or in its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

            (d) any declaration or payment of any dividend or distribution in respect of the capital stock (other than the Tax Distribution (as defined in Section 5.3(c)) or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

            (e) any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by the Company to any of its officers, directors, stockholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

            (f) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, materially adversely affecting the business or future prospects of the Company;


            (g) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, including without limitation any indebtedness or obligation of either of the Stockholders or any affiliate thereof;

            (h) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

            (i) any waiver of any material rights or claims of the Company;

            (j) any breach, amendment or termination of any material contract, agreement, lease, sublease, license, permit or other right to which the Company is a party;

            (k) any transaction by the Company outside the ordinary course of business;

            (l) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or the revaluation by the Company of any of its assets;

            (m) any creation or assumption by the Company of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements which are not material and liens for taxes not yet due and payable);

            (n) any entry into, amendment of, relinquishment, termination or non-renewal by the Company of any contract, lease or sublease transaction, commitment or other right or obligation requiring aggregate payments by the Company in excess of $25,000;

            (o) any violation of or conflict with any applicable laws, statutes, orders, rules and regulations promulgated or judgment entered by any Governmental Entity which, individually or in the aggregate, materially and adversely affects (or, insofar as the Company or either of the Stockholders knows, might reasonably be expected to materially and adversely affect) the Company;

            (p) the commencement or notice or, to the best knowledge of the Company and the Stockholders, threat of commencement of any lawsuit or proceeding against or investigation of the Company or any of its affairs;

            (q) any agreement or arrangement made by the Company or either of the Stockholders to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement untrue or incorrect as of the date when made; or

           (r) negotiation or agreement by the Company or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (q) (other than negotiations with USOP and its representatives regarding the transactions contemplated by this Agreement).

     3.24  Bank Accounts; Powers of Attorney.  Schedule 3.24 sets forth an
           ---------------------------------
accurate list, as of the date of this Agreement, of the following: (a) the name of each financial institution in which the Company has any account or safe deposit box; (b) the names in which the accounts or boxes are held; (c) the type of account; and (d) the name of each person authorized to draw thereon or have access thereto. Schedule 3.24 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms of such power.

     3.25  Customers; Backlog; Returns and Complaints. Schedule 3.25 sets forth
           ------------------------------------------
the customers of the Company which represented 5% or more of the Company's revenues for the Company's last fiscal year ("Significant Customers"). Neither the Company nor either of the Stockholders has any reason to believe that the Company is at risk of losing any of its Significant Customers. As of the date hereof, the Company has no material backlog of customer orders. The Company has not received any customer complaints concerning its products which complaints it has not been able to address to the satisfaction of the complainant within a commercially reasonable length of time after the Company received notice of such complaint, nor has it had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by the Company.

     3.26  Brokers; Finders.  Except as set forth on Schedule 3.26, the Company
           ----------------
has made no commitments to pay any broker's or finder's fee or any similar commission or fee in connection with any of the transactions contemplated by this Agreement or the Merger Agreement ("uuBroker's or Finder's Fee") to any agent, broker, investment banker or other firm or person. The Stockholders will pay or cause to be paid any and all Broker's or Finder's Fees incurred by them and/or the Company. If such fees are paid in the form of USOP Common Stock, such USOP Common Stock shall be transferred in compliance with all pooling of interests requirements and applicable securities laws.

     3.27  Interests of Officers.  None of the Stockholders nor any of
           ---------------------
the Company's other officers or directors have any interest, either directly or indirectly, in any property, real or personal, tangible or intangible, used in or pertaining to the Company's business, including any interest in the Company Intellectual Property Rights, except for (i) rights with respect to such Company Intellectual Property Rights which are identified in and will be transferred to the Company pursuant to the Technology Transfer Agreement (as defined in Section 6.4), (ii) rights as a stockholder, (iii) rights under any Plan, (iv) rights with respect to the Tax Distribution and (v) rights to amounts earned as salary in the ordinary course of business. No employee, Stockholder, officer or director of the Company, or their spouses or children, is indebted to the Company, nor is the Company indebted to any of them.

     3.28  Disclosure.  No representation or warranty made by the Company or the
           ----------
Stockholders in this Agreement, nor any financial statement, certificate, schedule or exhibit prepared and furnished

                                      -25
or to be prepared and furnished by the Company, the Stockholders or its representatives pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in the light of the circumstances under which they were furnished. There is no event, fact or condition that has caused, or that reasonably could be expected to cause, a Material Adverse Effect, that has not been set forth in this Agreement. The financial projections relating to the Company which were delivered to USOP prior to the date of this Agreement ("Financial Projections") constitute the Company's best estimate of the information purported to be shown therein. The Company prepared such projections in good faith based upon reasonable assumptions, and believes that there is a reasonable basis for such projections. The Company is not aware of any fact or information that would lead it to believe that the Financial Projections are misleading in any material respect.

     3.29  USOP Prospectus; Securities Representations.  The Stockholders have
           -------------------------------------------
received and reviewed a copy of the prospectus dated October 9, 1996 including all supplements thereto (as supplemented, "USOP Prospectus") contained in USOP's shelf Registration Statement on Form S-4. Each Stockholder (a) has such knowledge, sophistication and experience in business and financial matters that they are capable of evaluating the merits and risks of an investment in the shares of USOP Common Stock, (b) fully understands the nature, scope and duration of the limitations on transfer contained in this Agreement and (c) can bear the economic risk of any investment in the shares of USOP Common Stock and can afford a complete loss of such investment. Each Stockholder has had an adequate opportunity to ask questions and receive answers (and has asked such questions and received answers to its satisfaction) from the officers of USOP concerning the business, operations and financial condition of USOP. No Stockholder has any contract, undertaking, agreement or arrangement, written or oral, with any other person to sell, transfer or grant participations in any shares of USOP Common Stock to be acquired by such Stockholder in the Merger. Each Stockholder acknowledges that such Stockholder is acquiring the shares of USOP Common Stock for investment in such Stockholder's own account and not with a view to or for sale in connection with any distribution of the USOP Common Stock. Each Stockholder acknowledges and agrees that USOP will not provide such Stockholder with a prospectus for such Stockholder's use in selling USOP Common Stock.

     3.30  Absence of Claims Against Company.  Neither of the Stockholders has
           ---------------------------------
any claims against the Company.

     3.31  Hart-Scott-Rodino.  No person other than the Stockholders has the
           -----------------
contractual right to designate 50% or more of the directors of the Company. Other than its interest in the Company, neither of the Stockholders does not, directly or indirectly, (a) own beneficially or of record 50% or more of the outstanding voting securities of any other entity; (b) have the right to 50% or more of (i) the profits or (ii) the assets upon dissolution, of any other entity; and (c) have the contractual right to designate 50% or more of the directors of any other entity. Neither the Company nor either of the Stockholders is "engaged in manufacturing" for purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the regulations promulgated thereunder. The "total assets" of the Stockholders, as ultimate parent entity of the Company, calculated in accordance with the HSR Act and the regulations promulgated thereunder, are presently and will be less than $10 million as of the Closing Date.

     3.32  Company Net Worth, Company Profits, Company Sales.
           -------------------------------------------------

           (a) The Closing Date Net Worth shall not be less than the Presumed Company Net Worth.

           (b) The annual earnings before interest and taxes of the Company for the twelve months ended March 31, 1996 and the twelve months ended September 30, 1996 were $8,000,000 and ($62,263) respectively.

           (c) The annual sales of the Company for the twelve months ended March 31, 1996 and the twelve months ended September 30, 1996 were $20,500,000 and $8,228,169 respectively.

     3.33  1997 Performance.  The Company's sales for the 12 months ending March
           ----------------
31, 1997 can reasonably be expected to be at least $16 million and net earnings (prior to any Tax Distributions) can reasonably be expected to be at least $4.5 million.

     3.34  Pooling.  None of the Company, the Stockholders nor their respective
           -------
Affiliates is aware of any event or condition or has taken any action that would adversely affect the ability of USOP to account for the business combination to be effected by the Merger as a pooling of interests.

      3.35 Government Contracts.
           --------------------

           (a) Except as set forth on Schedule 3.35, the Company is not a party to any governmental contracts.

           (b) The Company has not been suspended or debarred from bidding on contracts or subcontracts for any agency or instrumentality of the United States Government, nor, to the knowledge of the Stockholders, has any suspension or debarment action been threatened or commenced. To the best knowledge of the Stockholders, there is no valid basis for the Company's suspension or debarment from bidding on contracts or subcontracts for any agency of the United States Government.

           (c) Except as set forth in Schedule 3.35, the Company has not been, nor is it now being, audited, or investigated by any government agency, or the inspector general or auditor general or similar functionary of any agency or instrumentality, nor, to the knowledge of the Stockholders, has such audit or investigation been threatened.

           (d) Except as set forth on Schedule 3.35, the Company has no dispute pending before a contracting office of, nor any current claim (other than the Accounts Receivable) pending against, any agency or instrumentality of the United States Government, relating to a contract.

           (e) The Company has not, with respect to any contract, received a cure notice advising the Company that it is or was in default or would, if it failed to take remedial action, be in default under such contract.

           (f) The Company has not submitted any inaccurate, incomplete or noncurrent cost or pricing data, certification, bid, proposal, report, claim, or any other information relating to a contract to any agency or instrumentality of the United States Government that would be contrary to any current rules and regulations.

           (g) To the best knowledge of the Stockholders, no employee, agent, consultant, representative, or affiliate of the Company is in receipt or possession of any competitor or government proprietary or procurement sensitive information related to the Company's business under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

           (h) Each of the Company's contracts has been issued, awarded or novated to the Company in the Company's name.

           (i) No novation is required under any governmental contract set forth on Schedule 3.35.

     3.36  NEC Business.  The termination of or the failure to receive the
           ------------
necessary consents under the Associate Agreement, dated July 6, 1995, by and between the Company and NEC America will not have a Material Adverse Effect.

     3.37  Toshiba Business.  The termination of or the failure to receive the
           ----------------
necessary consents under the Telecommunications Dealer Agreement, dated March 25, 1996, by and between the Company and Toshiba America will not have a Material Adverse Effect.

 4.  REPRESENTATIONS OF USOP AND NEWCO

     Each of USOP and Newco represents and warrants to the Company and the Stockholders as follows:

     4.1  Due Organization.  USOP is a corporation duly organized, validly
          ----------------
existing and in good standing under the laws of the State of Delaware, and Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Each of USOP and Newco has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Each of USOP and Newco is qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to be so qualified would have a USOP Material Adverse Effect (as defined below). The term "USOP Material Adverse Effect" means any change, event or effect (other than general economic factors and conditions affecting the U.S. office products business in general) that is materially adverse to the business, assets (including intangible assets), liabilities, financial condition, results of operations or prospects of USOP and its subsidiaries (including Newco) taken as a whole.

     4.2  USOP Common Stock.  The USOP Common Stock to be delivered to the
          -----------------
Stockholders at the Closing Date will be duly authorized, validly issued shares of Common Stock of USOP, fully paid and nonassessable.



     4.3  Authorization; Validity of Obligations.  The representatives of USOP
          --------------------------------------
and Newco executing this Agreement have all requisite corporate power and authority to enter into and bind USOP and Newco to the terms of this Agreement. Each of USOP and Newco has the corporate power and authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by USOP and Newco and the performance by each of USOP and Newco of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action on the part of each of USOP and Newco, including approval by the respective Boards of Directors and Stockholders (if required) of USOP and Newco. This Agreement is a legal, valid and binding obligation of each of USOP and Newco enforceable in accordance with its terms except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

     4.4    No Conflicts.  The execution, delivery and performance of this
            ------------
Agreement and the consummation of the transactions contemplated hereby, will not;

            (a) conflict with, or violate any provision of the USOP Certificate of Incorporation or Bylaws as now in effect;

            (b) result in termination or any impairment of any permit, license, franchise, contractual right or other authorization of USOP or Newco ("USOP Third-Party Consents"), which termination or impairment would be reasonably likely to have an USOP Material Adverse Effect; or

            (c) violate any law, order, judgment, rule or regulation to which USOP or Newco is subject or by which USOP or Newco or any of their properties or assets is bound or affected (including without limitation the HSR Act, together with all rules and regulations promulgated thereunder).

     4.5  Capitalization of USOP and Ownership of USOP Stock.  The authorized
          --------------------------------------------------
capital stock of USOP is as set forth in the USOP Prospectus. The authorized capital stock of Newco consists of 1,000 shares of Common Stock, of which 100 shares are outstanding. All of the issued and outstanding shares of Newco are owned beneficially and of record by USOP. All of the shares of USOP Common Stock to be issued to the Stockholders in accordance herewith will be offered, issued, sold and delivered by USOP in compliance with all applicable state and federal laws concerning the issuance of securities and none of such shares were or will be issued in violation of the preemptive rights of any Stockholder of USOP.

     4.6  USOP Prospectus.  The USOP Prospectus does not, as of the date
          ---------------
thereof, omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of circumstances under which they were made, not misleading.

     4.7  Registration Statement.  The Shares to be delivered pursuant to this
          ----------------------
Agreement will be issued pursuant to a shelf Registration Statement on Form S-4 (as supplemented, the "Registration Statement") filed with the United States Securities and Exchange Commission.

 5.  COVENANTS

     5.1  Access to Information; Confidentiality.
          --------------------------------------

          (a) Between the date of this Agreement and the Closing Date, the Company will afford to the officers and authorized representatives of USOP reasonable access during business hours to (i) all of the sites, properties, books and records of the Company and (ii) such additional financial and operating data and other information as to the business and properties of the Company as USOP may from time to time reasonably request, including without limitation access upon reasonable request to the Company's employees, certain mutually agreed upon customers and vendors for due diligence inquiry. The Stockholders and the Company will cooperate with USOP, its representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with this Agreement. No information or knowledge obtained in any investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

          (b) Before the Closing, the Company shall provide to USOP true, correct and complete copies of the following if existing and in the Company's possession or reasonably available to the Company: (i) all Leases and all material correspondence concerning the Leases (including, without limitation, all notices of the landlords thereunder advising the Company of amounts payable thereunder); (ii) all title reports, surveys and similar materials regarding each of the Leased Premises; (iii) all service and operating contracts regarding the operation of each of the Leased Premises; (iv) all plans and specifications, as well as any warranties and operating manuals regarding each of the Leased Premises that are in the Company's possession or reasonably available to the Company; (v) copies of property tax bills for the last three years and a schedule of all bond assessments, if applicable, regarding each of the Leased Premises; and (vi) all fire, casualty, liability and other insurance policies regarding each of the Leased Premises and the schedule of premiums therefor.

          (c) Each of the Company and the Stockholders recognizes and acknowledges that it has had in the past, currently has, and in the future may possibly have, access to certain confidential information of the Company and USOP, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Company's and USOP's respective businesses. Each of the Company and the Stockholders agrees that it will not disclose confidential information with respect to the Company or USOP to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of USOP and to counsel and other advisers, provided that such advisors (other than counsel) agree to the confidentiality provisions of this Section 5.1(c), unless (i) such information becomes known to the public generally through no fault of the Company or the Stockholders, (ii) disclosure is required by law or the order of any governmental authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, provided, that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, the Company or the Stockholders (as applicable) shall, if possible, give prior written notice thereof to USOP and provide USOP with the opportunity to contest such disclosure.


          (d) Each of USOP and Newco recognizes and acknowledges that it has had in the past, currently has, and in the future may possibly have, access to certain confidential information of the Company, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Company's business. Each of USOP and Newco agree that, prior to the Closing, they will not disclose confidential information with respect to the Company to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of the Company and to counsel and other advisers, provided that
                                                                  --------
such advisers (other than counsel) agree to the confidentiality provisions of this Section 5.1(d), unless (i) such information becomes known to the public generally through no fault of USOP or Newco, (ii) disclosure is required by law or the order of any governmental authority under color of law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party, provided,
                                                                       --------
that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, USOP shall, if possible, give prior written notice thereof to the Company and provide the Company with the opportunity to contest such disclosure.

     5.2  Conduct of Business Pending Closing.  Between the date hereof and the
          -----------------------------------
Effective Time, the Company will:

          (a) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

          (b) maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

          (c) perform all of its obligations under agreements relating to or affecting its respective assets, properties or rights, and operate, manage and maintain the Leased Premises in the usual and customary manner for similar properties;

          (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

          (e) use all commercially reasonable efforts to maintain and preserve its business organization intact, retain its present officers and key employees and maintain its relationships with suppliers, customers and others having business relations with it;

          (f) maintain compliance with all permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities;

          (g) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments;

          (h) maintain present salaries and commission levels for all officers, directors, employees and agents, except for ordinary and customary bonuses and salary increases for employees (other than the Stockholders) in accordance with past practice; and

          (i) promptly notify USOP in writing if any material change occurs in the occupancy or conditions of or affecting any Leased Premises.

     5.3  Prohibited Activities.  Between the date hereof and the Effective
          ---------------------
Time, the Company will not, without the prior written consent of USOP:

          (a) make any change in its Articles of Incorporation or Bylaws, or authorize or propose the same;

          (b) issue, deliver or sell, authorize or propose the issuance, delivery or sale of any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind, or authorize or propose any change in its equity capitalization, or issue or authorize the issuance of any debt securities;

          (c) declare or pay any dividend, or make any distribution (whether in cash, stock or property) in respect of its stock whether now or hereafter outstanding, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase, redeem or otherwise acquire or retire for value any shares of its stock (provided that the Company may make a dividend distribution to its Stockholders prior to the Closing (or following the Closing Date pursuant to Section 5.12) in an amount not to exceed $90,000 to cover the Stockholders' state and federal income tax obligations associated with their deemed income by virtue of their position as stockholders of the Company for the period commencing October 1, 1996 through the Closing Date (exclusive of any amounts distributed prior to the date of this Agreement to the Stockholders to cover such tax obligations) (the "Tax Distribution"));

          (d) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, or guarantee any indebtedness, except in the ordinary course of business (consistent with past practice) in an amount not in excess of $10,000, including contracts to provide services to customers;

          (e) increase the compensation payable or to become payable to any officer, director, Stockholder, employee or agent; make any bonus or management fee payment to any such person; make any loans or advances; adopt or amend any employee benefit plan; or grant any severance or termination pay;

          (f) create or assume any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired;

          (g) sell, assign, lease, sublease, pledge or otherwise transfer or dispose of any property or equipment except in the ordinary course of business consistent with past practice;

          (h) acquire or negotiate for the acquisition of (by merger, consolidation, purchase of a substantial portion of assets or otherwise) any business or the start-up of any new business, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company;


          (i) merge or consolidate or agree to merge or consolidate with or into any other corporation;

          (j) waive any material rights or claims of the Company, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

          (k) commit a breach of or amend or terminate any material agreement, permit, license or other right;

          (l) enter into any other transaction (i) that is not negotiated at arm's length with a third party not affiliated with the Company or any officer, director or stockholder of the Company or (ii) outside the ordinary course of business consistent with past practice or (iii) prohibited hereunder;

          (m)   commence a lawsuit other than for routine collection of bills;

          (n) revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

          (o) make any material tax election other than in the ordinary course of business and consistent with past practice, change any material tax election, adopt any material tax accounting method other than in the ordinary course of business and consistent with past practice, change any material tax accounting method, file any material tax return (other than any estimated tax returns, payroll tax returns or sale tax returns) or any amendment to a material tax return, enter into any closing agreement, settle any tax claim or assessment, or consent to any tax claim or assessment, without the prior written consent of USOP;

          (p) convey, sublease or assign all or any portion of any Leased Premises or any interest or rights therein, commit any waste or nuisance on any Leased Premises, make any material changes in the construction or condition of any Leased Premises, or modify, terminate or exercise any option or right to extend the term of, or expand the Leased Premises under, any Lease;

          (q) permit any of the registrations for any Company Intellectual Property Rights listed on Schedule 3.17 to lapse or go abandoned including by failing to pay any renewal or maintenance fees required to maintain such Company Intellectual Property Rights;

          (r) fail to take any action necessary in the ordinary course to preserve or acquire rights in any Intellectual Property Rights used in, or necessary to the business of the Company, including by failing to make the timely application for a patent, copyright or trademark with respect to such Intellectual Property Rights;

          (s) license or otherwise grant to any person any rights in the Company Intellectual Property Rights of the Company; or

          (t) take, or agree (in writing or otherwise) to take, any of the actions described in Sections 5.3(a) through (s) above, or any action which would make any of the representations and warranties of the Company and the Stockholders contained in this Agreement untrue or result in any of the conditions set forth in Sections 6 and 7 not being satisfied.

     5.4  No Shop.  The Stockholders, the Company, or any agent, officer,
          -------
director or any representative of the Company or the Stockholders will not, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, directly or indirectly: (a) solicit, encourage or initiate the submission of proposals or offers from any person for, (b) participate in any discussions pertaining to, or (c) furnish any information to any person other than USOP relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, the Company or a merger, consolidation or business combination of the Company. In addition to the foregoing, if the Company or either of the Stockholders receives any unsolicited offer or proposal relating to any of the above, the Company or such Stockholder shall immediately notify USOP thereof, including the identity of the party making such offer or proposal and the specific terms of such offer or proposal.

     5.5  Notice to Bargaining Agents.  Prior to the Closing Date, the Company
          ---------------------------
shall satisfy any requirement for notice of the transactions contemplated by this Agreement under applicable collective bargaining agreements, and shall provide USOP with proof that any required notice has been sent.

     5.6  Notification of Certain Matters.  Each party hereto shall give prompt
          -------------------------------
notice to the other parties hereto of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of it contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder. The delivery of any notice pursuant to this Section 5.6 shall not, without the express written consent of the other parties, be deemed to (x) modify the representations or warranties hereunder of the party delivering such notice, (y) modify the conditions set forth in Sections 6 and 7, or (z) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     5.7  Cooperation in Obtaining Required Consents and Approvals.  Each party
          --------------------------------------------------------
hereto shall cooperate in obtaining all consents and approvals required by
Section 6.6 (which shall nonetheless continue to be the responsibility of the Stockholders and the Company), including, without limitation, any novation agreements that may be required with respect to any of the Company's government contracts, which novation agreements shall be substantially as set froth in 48 C.F.R. 42.1204, and including without limitation Company Third-Party Consents set forth on Schedule 3.16, and Section 7.5 (which shall nonetheless continue to be the responsibility of USOP), including without limitation USOP Third-Party Consents.

     5.8  Affiliate Agreement.  The Stockholders are the only persons who are,
          -------------------
in the reasonable judgment of the Company and the Stockholders, an affiliate of the Company within the meaning of Rule 145 (each such person an "Affiliate") promulgated under the Securities Act of 1933, as amended ("Rule 145"). Each Stockholder has executed an Affiliate Agreement in the form attached as Annex II (the "Affiliate Agreement"). USOP and Newco shall be entitled to place appropriate legends on the certificates evidencing any USOP Common Stock to be received by the Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for USOP Common Stock, consistent with the terms of such Affiliate Agreement.

     5.9  Pooling Accounting.  USOP, the Stockholders and the Company shall each
          ------------------
use its reasonable efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Each of USOP, the Stockholders and the Company shall use its reasonable efforts to cause its Affiliates not to take any action that would adversely affect the ability of USOP to account for the business combination to be effected by the Merger as a pooling of interests.

     5.10  Tax Returns.  The Company shall timely file all federal and state
           -----------
income tax returns for taxable periods ending on or prior to the Effective Time and have paid or will pay all Taxes (as defined in Section 3.22) attributable to such periods. Such returns will be prepared and filed in accordance with applicable law and in a manner consistent with past practices and shall be subject to review and approval by USOP. After the Effective Time, USOP and the Company, on the one hand, and the Stockholders, on the other hand, will make available to the other, as reasonably requested, all information, records or documents relating to the liability for Taxes of the Company for all periods prior to or including the Effective Time and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

     5.11  FIRPTA Compliance.  On the Closing Date, the Company shall deliver to
           -----------------
USOP a properly executed statement in a form reasonably acceptable to USOP for purposes of satisfying USOP's obligations under Treasury Regulation Section 1.1445-2(c)(3).

     5.12  Tax Distribution.  The balance sheet of the Company as of the Closing
           ----------------
Date will reflect an accrual for the estimated Tax Distribution through such date (the "Accrued Amount"). The parties agree that following the Closing Date, the Company shall pay to the Stockholders the Tax Distribution (exclusive of any amounts previously paid as a Tax Distribution) up to a maximum amount equal to the Accrued Amount.

6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF USOP AND NEWCO

     The obligation of USOP and Newco to effect the Merger is subject to the satisfaction or waiver, at or before the Effective Time, of the following conditions:

     6.1  Representations and Warranties; Performance of Obligations. All of the
          ----------------------------------------------------------
representations and warranties of the Stockholders and the Company contained in this Agreement shall be true, correct and complete on and as of the date of this Agreement and the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Company and the Stockholders on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed on behalf of the Company and by each of the Stockholders shall have been delivered to USOP.

     6.2  No Litigation.  No temporary restraining order, preliminary or
          -------------
permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging USOP's proposed acquisition of the Company, or limiting or restricting USOP's conduct or operation of the business of the Company (or its own business) following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against USOP, Newco or the Company, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the Company.

     6.3  Employment Agreements.  Each of Lawrence F. Glaser and Brian E.
          ---------------------
Stowers shall have entered into an employment agreement with the Company substantially in the form attached hereto as Annex III-A and Annex III-B, respectively (the "Employment Agreements"). All other employment agreements with any employees of the Company including Messrs. Glaser and Stowers) shall have been terminated and be of no further force or effect.

     6.4  Technology Transfer Agreement.  Each of Lawrence F. Glaser and Brian
          -----------------------------
E. Stowers shall have entered into a technology transfer agreement (the "Technology Transfer Agreement") with the Company and USOP substantially in the form attached hereto as Annex IV.

     6.5  Opinion of Counsel.  USOP shall have received an opinion from counsel
          ------------------
to the Company and the Stockholders, dated the Closing Date, substantially in the form attached as Annex V.

     6.6  Consents and Approvals.  All necessary consents of and filings with
          ----------------------
any governmental authority or agency or third party (with respect to Material Contracts, including without limitation any Company Third-Party Consents), relating to the consummation by the Company and the Stockholders of the transactions contemplated hereby shall have been obtained and made. The Company shall also have received estoppel certificates from the landlords and sublessees with respect to each of the Leased Premises confirming the relevant business terms of the applicable Leases, that there are no defaults thereunder, and, if and to the extent required under each of the Leases, the written consent and approval of a landlord to any "assignment" of the Lease arising from the Merger Agreement.

     6.7  Charter Documents.  The Company shall have delivered to USOP (a) a
          -----------------
copy of the Articles of Incorporation of the Company certified by an appropriate authority in the State of Maryland and (b) a copy of the Bylaws of the Company certified by the Secretary of the Company.

     6.8  Accountant's Letter With Respect to Pooling of Interest Accounting
          ------------------------------------------------------------------
Treatment.  USOP shall have received a letter from Price Waterhouse LLP stating
---------
its concurrence, as of the Closing Date, as to the appropriateness of USOP, Newco and the transactions contemplated by this Agreement qualifying for pooling of interests accounting treatment in accordance with GAAP and shall have delivered a copy of that letter to the Company.

     6.9  Due Diligence Review.  USOP shall be fully satisfied in its sole
          --------------------
discretion with the results of its review of, and its other due diligence investigations with respect to, the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of the Company.

     6.10  No Material Adverse Change.  No material adverse change in the
           --------------------------
business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of the Company shall have occurred; and USOP shall have received a certificate signed on behalf of the Company and by the Stockholders dated the Closing Date to such effect.

     6.11  Affiliate Agreement.  USOP shall have received from the Affiliates of
           -------------------
the Company an executed Affiliate Agreement which shall be in full force and effect.

     6.12  S Corporation Status.  The Company shall have maintained intact its
           --------------------
status as an S Corporation for federal and state income purposes.

     6.13  Delivery of Closing Financial Certificate.  USOP shall have received
           -----------------------------------------
a certificate (the "Closing Financial Certificate"), dated as of the Closing Date, signed on behalf of the Company and by the Stockholders, setting forth (i) the net worth of the Company as of March 31, 1996 (the "FY96 Company Net Worth"), (ii) the annualized sales of the Company for the twelve months ending on March 31, 1996 (the "FY96 Company Sales") and for the twelve months ending on September 30, 1996 (the

"September Company Sales") and (iii) the consolidated earnings before interest and taxes of the Company for the twelve months ending on March 31, 1996 (the "FY96 Company Profits") and for the twelve months ending on September 30, 1996 (the "September Company Profits"). The FY96 Company Net Worth shall not have been lower than the Presumed Company Net Worth, the FY96 Company Sales and the September Company Sales shall not have been lower than $20,500,000 and $8,228,169, respectively, and the FY96 Company Profits and the September Company Profits shall not have been lower than $8,000,000 and ($62,263), respectively.

     6.14  1997 Performance.  USOP shall be satisfied in its sole discretion,
           ----------------
based upon its due diligence, the Company's historical performance and the Company's actual results through the Closing, that the Company's sales for the 12 months ending March 31, 1997 can reasonably be expected to be at least $16 million and net earnings (prior to any Tax Distributions) can reasonably be expected to be at least $4.5 million.

     6.15  Stock Powers.  The Stockholders shall have delivered undated stock
           ------------
powers with respect to the Pledged Shares.

     6.16  Election of Officers and Directors.  Mark D. Director shall have been
           ----------------------------------
elected as the Assistant Secretary of the Company effective upon Closing and Donald H. Platt, Mark D. Director and Brian E. Stowers shall have been elected directors of the Company effective upon Closing.

     6.17  GSA Approval.  The Company shall have received approval from the
           ------------
General Services Administrator for GSA Schedule 58.

     6.18 Terminations.  The Stock Redemption Agreement, dated January 25, 1995,
          ------------
by and between the Company, Mark Fried, Lawrence F. Glaser and Brian E. Stowers and the Stock Redemption Agreement, dated December 30, 1993, among Lawrence F. Glaser, Brian E. Stowers, Mark Fried and Adam Fried shall have been terminated and shall be of no further force or effect.

     6.19  Lease Termination.  The Company shall have given notice of
           -----------------
termination under its Lease relating to the Cumberland, Maryland property.

     6.20  Acknowledgment and Termination.  The Company shall have received
           ------------------------------
acknowledgment by Micros-to-Mainframes, Inc. of the termination of the Confidentiality, Proprietary Information and Non-Competition Agreement between Micros-to-Mainframes, Inc. and Lawrence F. Glaser.

     7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDERS AND THE
          COMPANY

     The obligation of the Stockholders and the Company to effect the Merger are subject to the satisfaction or waiver, at or before the Effective Time, of the following conditions:

     7.1  Representations and Warranties; Performance of Obligations. All of the
          ----------------------------------------------------------
representations and warranties of USOP and Newco contained in this Agreement shall be true, correct and complete on and as of the Closing Date as though such representations and warranties had been made as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by USOP and Newco on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed by the President or any Vice President of USOP shall have been delivered to the Company.

     7.2  Litigation.  No temporary restraining order, preliminary or permanent
          ----------
injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging USOP's proposed acquisition of the Company, or limiting or restricting USOP's conduct or operation of the business of the Company (or its own business) following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against USOP, Newco or the Company, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the USOP and its subsidiaries taken as a whole.


     7.3  Employment Agreement.  The Company shall have afforded Lawrence F.
          --------------------
Glaser and Brian E. Stowers an opportunity to enter into the Employment
Agreement.

     7.4  Opinion of Counsel.  The Company shall have received an opinion from
          ------------------
counsel for USOP, dated the Closing Date, in the form attached as Annex VI.

     7.5  Consents and Approvals.  All necessary consents of and filings with
          ----------------------
any governmental authority or agency or third party relating to the consummation by USOP and Newco of the transactions contemplated herein shall have been obtained and made.

     7.6  Stock Option Grants.  The Compensation Committee shall have approved
          -------------------
the grant of options to purchase 68,750 shares of USOP Common Stock (subject to adjustment for any Stock Events occurring subsequent to the date hereof and prior to the Closing Date) to employees of the Company, as specified by the Company, under USOP's 1994 Long-Term Incentive Compensation Plan.

     7.7  USOP Registration Statement.  The Registration Statement shall be
          ---------------------------
effective and there shall be no stop order or other order, decree or injunction which would prevent USOP's or Newco's performance of their respective obligations under this Agreement.

 8.  INDEMNIFICATION

     8.1  General Indemnification.  Each Stockholder, jointly and severally,
          -----------------------
covenants and agrees to indemnify, defend, protect and hold harmless USOP, Newco and the Surviving Corporation and their respective officers, directors, employees, stockholders, assigns, successors and affiliates (individually, an "USOP Indemnified Party" and collectively, "USOP Indemnified Parties") from, against and in respect of:

          (a) all liabilities, losses, claims, damages, punitive damages, causes of actions, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "USOP Damages") suffered, sustained, incurred or paid by any USOP Indemnified Persons in connection with, resulting from or arising out of, directly or indirectly:

              (i) any breach of any representation or warranty of the Stockholders or the Company set forth in this Agreement or any certificate, document or instrument delivered by or on behalf of any Stockholder or the Company in connection herewith;

              (ii) any nonfulfillment of any covenant or agreement on the part of the Stockholders or the Company in this Agreement;

              (iii) the business, operations or assets of the Company prior to the Closing Date, except, subject to Section 8.1(a)(iv), as otherwise disclosed in the Company Financial Statements or the schedules to this Agreement; or

              (iv)  matters related to the 401(k) Plan as disclosed on Schedule
3.20 and matters related to the litigation disclosed on Schedule 3.21; and

          (b) any and all USOP Damages incident to any of the foregoing or to the enforcement of this Section 8.1.

     8.2  Indemnification by USOP.  USOP covenants and agrees to indemnify,
          -----------------------
defend, protect and hold harmless each of the Stockholders and their respective heirs, successors and assigns (individually, a "Stockholder Indemnified Party" and collectively, the "Stockholder Indemnified Parties") from, against and in respect of:

          (a) all liabilities, losses, claims, damages, punitive damages, causes of actions, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Stockholder Damages") suffered, sustained, incurred or paid by any Stockholder Indemnified Party in connection with, resulting from or arising out of:

          (i) any breach of any representation or warranty of USOP or Newco set forth in this Agreement or any certificate or other writing delivered by USOP or Newco in connection herewith; or

          (ii) any nonfulfillment of any covenant or agreement on the part of USOP or Newco set forth in this Agreement; and

          (b) any and all Stockholder Damages incident to any of the foregoing or to the enforcement of this Section 8.2.

     8.3  Limitation and Expiration.  Notwithstanding the above:
          -------------------------

          (a) there shall be no liability for indemnification under Sections 8.1 and 8.2 unless, and solely to the extent that, the aggregate amount of USOP Damages exceeds $250,000 (the "Indemnification Threshold"); provided, however,
                                                            --------  -------
that any USOP Damages resulting from a breach of the representations and warranties regarding Taxes, environmental matters or any non-payment of Broker's or Finder's Fee incurred by the Stockholders and/or the Company shall be from the first dollar;

          (b) the aggregate amount of the Stockholders' liability under this
Section 8 shall not exceed the Maximum Consideration; and

          (c) the right of any USOP Indemnified Party to make recourse to the Pledged Shares to satisfy the indemnification obligations under this Section 8 shall terminate as follows: (i) with respect to claims or demands (a "Claim") of a nature and of sufficient materiality typically expected to be encountered in the audit process, on the later of (a) the date of completion of the first independent audit of financial statements containing combined operations of USOP and the Company (the "First Audit") or (b) the final resolution of any Claims pending on the First Audit; and (ii) with respect to all Claims other than those referred to in clause (i), on the later of (x) the first anniversary of the Closing Date (the "First Anniversary") or (y) the final resolution of any and all Claims under this Agreement pending as of the First Anniversary. The term "Indemnification Deadline Date" refers to the dates specified in clauses (a) and
(x) above, and the term "Pending Claims" refers to the Claims referred to in clauses (b) and (y) above. From and after the applicable Indemnification Deadline Date, the indemnification obligations under this Section 8 shall survive only to the extent of Pending Claims.

     8.4  Indemnification Procedures.  All Claims for indemnification under this
          --------------------------
Section 8 shall be asserted and resolved as follows:

          (a) In the event that any Claim for which the Stockholders on the one hand, or USOP on the other hand, as the case may be (the "Indemnifying Party"), would be liable to a Shareholder Indemnified Party or a USOP Indemnified Party, as the case may be (the "Indemnified Party") hereunder is asserted which Claim does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice (as defined in Section 8.4(b) below) with respect to such Claim to the Indemnifying Party. If the

Indemnifying Party does not notify the Indemnified Party within 30 days from the date of receipt of such Claim Notice that the Indemnifying Party disputes such Claim, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case the Indemnifying Party shall object in writing to any Claim made in accordance with this Section 8.4(a), the Indemnified Party shall have fifteen (15) days to respond in a written statement to the objection of the Indemnifying Party. If after such fifteen (15) day period there remains a dispute as to any Claims, the parties shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such Claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

          (b) In the event that any Claim for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Claim, including a copy of the Claim made if the Claim was made in writing, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim) (the "Claim Notice"). The Indemnifying Party shall have 30 days from the receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the Indemnifying Party's liability to the Indemnified Party hereunder with respect to such Claim and (ii) if the Indemnifying Party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such Claim, provided that the Indemnifying Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading and to take any other action which the Indemnifying Party shall deem necessary or appropriate to protect the Indemnifying Party's interests. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify hereunder and desires to defend the Indemnified Party against such Claim and except as hereinafter provided, the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be diligently settled or prosecuted by the Indemnifying Party to a final conclusion; provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at the Indemnified Party's sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such Claim, whether by failure of the Indemnifying Party to give the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

          (c) If at any time, in the reasonable opinion of an USOP Indemnified Party, notice of which shall be given in writing to the Stockholders' Representative (as defined in Section 8.4(f)), any such Claim seeks material prospective relief which could have a materially adverse effect on the assets, liabilities, financial condition, results of operations or business prospects of any USOP Indemnified Party, the Surviving Corporation or any subsidiary, the USOP Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Stockholders hereunder. If the USOP Indemnified Party should elect to exercise such right, the Stockholders' Representative shall have the right to participate in, but not control, the defense of such claim or demand at the sole cost and expense of the Stockholders.

          (d) Nothing herein shall be deemed to prevent an Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and an Indemnified Party has reasonable grounds to believe that such a claim or demand may be made.

          (e) The Indemnified Party's failure to give reasonably prompt notice to the Indemnifying Party of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

          (f) Any notices provided to or provided by, consents required by or any action to be taken by any Stockholder or the Stockholders as a group (as an Indemnified Party or an Indemnifying Party) pursuant to this Section 8 shall be so provided to or provided by or taken by Brian E. Stowers (the "Stockholders' Representative") and the actions and decisions of the Stockholders' Representative shall be binding upon all Stockholders and USOP shall be entitled to rely on such Stockholders' Representative.

          (g) The parties will make appropriate adjustments for any available Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under Section 8, provided that no Indemnified
                                                --------
Party shall be obligated to seek any payment pursuant to the terms of any insurance policy.

          (h) The Pledged Shares shall be available to satisfy the indemnification obligations of the Stockholders pursuant to this Section 8 through the Indemnification Deadline Date. The Pledged Shares shall bear a restrictive legend preventing their transfer pending expiration of such indemnification obligations in substantially the form set forth below:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN PLEDGED AS COLLATERAL PURSUANT TO THAT CERTAIN AGREEMENT AND PLAN OF REORGANIZATION DATED OCTOBER 25, 1996 BY AND AMONG U.S. OFFICE PRODUCTS COMPANY, FORTRAN CORP., LAWRENCE
     F. GLASER, BRIAN E. STOWERS AND FORTRAN ACQUISITION CORP.  PRIOR TO THE

     EXPIRATION OF THE PLEDGE AS SET FORTH IN SUCH AGREEMENT, SUCH SHARES MAY NOT BE OFFERED, SOLD, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF."


     8.5  Distribution Upon Termination of the Indemnification Obligations.
          ----------------------------------------------------------------
Promptly following the Indemnification Deadline Date, USOP shall remove any stop transfer orders made to the transfer agent, shall authorize its transfer agent to remove the restrictive legend relating to the obligations of this Section 8 and shall release the number of Pledged Shares equal to (a) the total number of Pledged Shares held by USOP pursuant to Section 1.2(f) minus (b) the number of Pledged Shares having a Value (as defined below) equal to the amount of all indemnification obligations of the Stockholders through the Indemnification Deadline Date plus any amount necessary to satisfy any Pending Claims as of the Indemnification Deadline Date. Upon final resolution of all Pending Claims, USOP shall remove any stop transfer orders made to the transfer agent, shall authorize its transfer agent to remove the restrictive legend relating to the indemnification obligations of this Section 8 and shall release the number of Pledged Shares equal to (x) the number of Pledged Shares that were retained by USOP on the Indemnification Deadline Date pursuant to the foregoing sentence minus (y) the number of Pledged Shares having a Value equal to the amount of the indemnification obligations of the Stockholder under this Section 8 as determined upon the resolution of the Pending Claims. For purposes of this Agreement, the term "Value" per Pledged Share shall mean the Effective USOP Share Price.

     8.6  Survival of Representations, Warranties and Covenants.  All
          -----------------------------------------------------
representations and warranties made by the Company and the Stockholders in or pursuant to this Agreement or in any document delivered pursuant hereto will survive the Closing and will remain in effect until, and will expire on the Indemnification Deadline Date, provided, however, that the indemnification
                               --------  -------
obligations with respect to any Pending Claim (and the related representations and warranties) will survive until the final resolution of such Pending Claim. All covenants made by the Company and the Stockholders in or pursuant to this Agreement or in any document delivered pursuant hereto will survive the Closing and will remain in effect.


     8.7  Adjustment to Consideration and Indemnification Threshold.
          ---------------------------------------------------------
Notwithstanding anything to the contrary in Section 1.2(e), the Indemnification Threshold shall not apply to Section 1.2 (d) and any adjustment required under
Section 1.2(e) shall be from the first dollar.

 9.  NONCOMPETITION

     9.1  Prohibited Activities.  No Stockholder will, for a period of four
          ---------------------
years following the Closing Date, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

          (a) engage, as an officer, director, stockholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with the current business or any related business of USOP, or any business to which it is reasonably foreseeable that USOP will enter, within 100 miles of where USOP anywhere conducts such business (the "Territory");

          (b) call upon any person who is, at that time, within the Territory, an employee of USOP in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of USOP;

          (c) call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of USOP within the Territory for the purpose of soliciting or selling products or services in competition with USOP within the Territory; or

          (d) call upon any prospective acquisition candidate, on the Stockholders' own behalf or on behalf of any competitor, which candidate was either called upon by USOP or for which USOP made an acquisition analysis, for any purpose other than providing products or services of USOP and its affiliates.

     Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the Stockholders from acquiring as an investment not more than one percent (l%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter. For purposes of this
Section 9, the term "USOP" includes all subsidiaries of USOP (including without limitation the Company).

     9.2  Damages.  Because of the difficulty of measuring economic losses to
          -------
USOP as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to USOP for which it would have no other adequate remedy, the each of the Stockholders agrees that the foregoing covenant may be enforced by USOP in the event of breach by such Stockholder, by injunctions and restraining orders.

     9.3  Reasonable Restraint.  The parties agree that the foregoing covenants
          --------------------
in this Section 9 impose a reasonable restraint on each Stockholder in light of the activities and business of USOP on the date of the execution of this Agreement and the current plans of USOP; but it is also the intent of USOP and each Stockholder that such covenants be construed and enforced in accordance with the changing activities and business of USOP throughout the term of this covenant. The parties further agree that so long as a Stockholder is not an employee of the Company, in the event a Stockholder shall enter into a business or pursue other activities not in competition with USOP or similar activities or business in locations the operation of which, under such circumstances, does not violate Section 9.1(a) or the terms of any employment agreement with USOP, such Stockholder shall not be chargeable with a violation of this Section 9 if USOP shall thereafter enter the same, similar or a competitive (a) business, (b) course of activities or (c) location, as applicable.

     9.4  Severability; Reformation.  The covenants in this Section 9 are
          -------------------------
severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

     9.5  Independent Covenant.  All of the covenants in this Section 9 shall be
          --------------------
construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Stockholder against USOP, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by USOP of such covenants. It is specifically agreed that the period of four years stated at the beginning of this Section 9, during which the agreements and covenants of each Stockholder made in this Section 9 shall be effective, shall be computed by excluding from such computation any time during which such Stockholder is found by a court of competent jurisdiction to have been in violation of any provision of this Section 9. The covenants contained in Section 9 shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

     9.6  Materiality.  The Company and each Stockholder hereby agree that the
          -----------
covenants set forth in this Section 9 are a material and substantial part of the transactions contemplated by this Agreement.

     9.7  Specific Performance.  Because of the difficulty of measuring economic
          --------------------
losses to the Company and/or USOP as a result of a breach of the restrictive covenants set forth in this Section 9, and because of the immediate and irreparable damage that would be caused to the Company and/or USOP for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company and/or USOP at law or in equity, the Company and USOP shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the aforementioned restrictive covenants.

 10. GENERAL

     10.1  Accounts Receivable.  In the event that 98% of the dollar amount of
           -------------------
all accounts and notes receivable of the Company as of the Closing Date are not collected in full within 120 days after the Closing, then, at the request of the Surviving Corporation, the Stockholders shall pay (based on their percentage ownership of the Company immediately prior to the Effective Time) the Surviving Corporation an amount equal to the receivables not so collected, less an allowance for doubtful accounts equal to 2% of the total accounts and notes receivable of the Company as of the Closing Date and upon receipt of such payment the Surviving Corporation shall assign to the Stockholders making the payment all of their rights with respect to the uncollected accounts and notes receivable giving rise to the payment and shall also thereafter promptly remit any excess collections received by it with respect to such assigned receivables. If and when the amount subsequently collected by the Stockholders with respect to the assigned receivables equals (a) the payment made therefor plus (b) the costs and expenses reasonably incurred by the Stockholders in the collection of such assigned receivables, the Stockholders shall reassign to the Surviving Corporation all of such assigned receivables as have not been collected in full by the Stockholders and shall also thereafter promptly remit any excess collections received by them. Upon the written request of the Surviving Corporation, the Stockholders shall provide it with a status report concerning the collection of assigned receivables.

     10.2  Termination.  This Agreement may be terminated at any time prior to
           -----------
the Closing Date solely:

           (a) by mutual consent of the boards of directors of USOP and the Company; or

           (b) by the Stockholders and the Company as a group, on the one hand, or by USOP, on the other hand, if the Closing shall not have occurred on or before October 25, 1996; provided that the right to terminate this Agreement under this Section 10.2(b) shall not be available to either party (with the Stockholders and the Company deemed to be a single party for this purpose) whose material misrepresentation, breach of warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

           (c) by the Stockholders and the Company as a group, on the one hand, or by USOP, on the other hand, if there is or has been a material breach, failure to fulfill or default on the part of the other party (with the Stockholders and the Company deemed to be a single party for this purpose) of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before the Closing Date; or

           (d) by USOP if the financial covenants of the Company set forth in
Section 6.14 are not met, or are not reasonably expected to be met, as of the Closing Date; or

           (e) by the Stockholders and the Company as a group, on the one hand, or by USOP, on the other hand, if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity which would make the consummation of the Merger illegal.

     10.3  Effect of Termination.  In the event of the termination of this
           ---------------------
Agreement pursuant to Section 10.2, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any party hereto or its officers, directors or Stockholders. Notwithstanding the foregoing sentence,
(a) the provisions of this Section 10.3, Section 5.1(c) and (d) (confidentiality) and the other provisions of Section 10 (including without limitation brokers and expenses), shall remain in full force and effect and survive any termination of this Agreement; (b) each party shall remain liable for any breach of this Agreement prior to its termination; and (c) in the event of termination of this Agreement pursuant to Section 10.2(c) above, then notwithstanding the provisions of Section 10.9 below, the breaching party (with the Stockholders and the Company deemed to be a single party for purposes of this Section 10.3), shall be liable to the other party to the extent of the expenses incurred by such other party in connection with this Agreement and the transactions contemplated hereby, as well as any damages in accordance with applicable law.

     10.4  Cooperation.  The Company, the Stockholders, USOP and Newco shall
           -----------
each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. In connection therewith, if required, the President or Chief Financial Officer of the Company will execute any documentation reasonably required by USOP's independent public accountants (in connection with such accountant's audit of the Company) or the Nasdaq National Market. The Stockholders and the Company will also cooperate and use their reasonable efforts to have the present officers, directors and employees of the Company cooperate with USOP on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

     10.5  Successors and Assigns.  This Agreement and the rights of the parties
           ----------------------
hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of USOP, and the heirs and legal representatives of the Stockholders.

     10.6  Entire Agreement.  This Agreement (which includes the Schedules and
           ----------------
Annexes hereto) sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral (including without limitation that certain letter agreement by and between the Company and USOP dated August 20, 1996 (the "Letter Agreement"), are superseded by this Agreement.

     10.7  Counterparts.  This Agreement may be executed in any number of
           ------------
counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered (which deliveries may be by telefax) by the parties.

     10.8  Brokers and Agents.  USOP and Newco (as a group) and the Company and
           ------------------
the Stockholders each represents and warrants to the other that it has not employed any broker or agent in connection with the transactions contemplated by this Agreement except as set forth in Schedule 3.26, in the case of the Company and the Stockholders, and except for Robert Arnold in the case of USOP and Newco (as a group). Each party agrees to indemnify the other against all loss, damages or expense relating to or arising out of claims for fees or commission of any broker or agent employed or alleged to have been employed by such indemnifying party.

     10.9  Expenses.  USOP has and will pay the fees, expenses and disbursements
           --------
of USOP and Newco and their agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. The Stockholders (and not the Company) have and will pay the fees, expenses and disbursements of the Stockholders, the Company, and their agents, representatives, financial advisors, brokers, accountants and counsel incurred in connection with the subject matter of this Agreement.

     10.10  Notices.  Any notice, request, claim, demand, waiver, consent,
            -------
approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

     If to USOP, Newco or the Surviving Corporation, to:

          U.S. Office Products Company
          1440 New York Avenue, N.W.
          Washington, D.C.  20005
          Attn:  Mark D. Director, Esq.
          Executive Vice President and General Counsel

          with a required copy to:

          Wilson Sonsini Goodrich & Rosati, P.C.
          650 Page Mill Road
          Palo Alto, California 94304-1050
          Attn: John V. Roos, Esq.

     If to the Company prior to the Merger, to:

       FORTRAN CORP.
       8550 Cinder Bed Road, Suite 500
       Newington, VA 22122
       Attn:  President
       Telefax:  (703) 550-7663
       Telephone:  (703) 550-0200
               Marked:  ADDRESSEE ONLY
                        PERSONAL AND CONFIDENTIAL
       with a required copy to:

       Venable Baetjer & Howard
       2010 Corporate Ridge, Suite 400
       McLean, VA 22102
       Attn:  John L. Sullivan, III, Esq.
       Telefax:  (703) 821-8949
       Telephone:  (703) 760-1655

     If to the Stockholders, to Stockholders' Representative at:

       Brian E. Stowers
       8315 Botsford Court
       Springfield, Virginia  22152
       Telephone: (703) 644-2632

       with a required copy to:

       Venable Baetjer & Howard
       2010 Corporate Ridge, Suite 400
       McLean, VA 22102
       Attn:  John L. Sullivan, III, Esq.
       Telefax:  (703) 821-8949
       Telephone:  (703) 760-1655

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

     10.11     Governing Law.  This Agreement shall be governed by and
               -------------
construed, interpreted and enforced in accordance with the laws of Delaware.

     10.12     Severability.  If any provision of this Agreement or the
               ------------
application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. The preceding sentence is in addition to and not in place of the severability provisions in Section 9.4.

     10.13     Absence of Third-Party Beneficiary Rights.  No provision of this
               -----------------------------------------
Agreement is intended, nor will be interpreted, to provide or to create any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, Stockholder, employee, partner of any party hereto or any other person or entity.

     10.14     Mutual Drafting.  This Agreement is the mutual product of the
               ---------------
parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

     10.15     Further Representations.  Each party to this Agreement
               -----------------------
acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.

     10.16     Amendment; Waiver.  This Agreement may be amended by the parties
               -----------------
hereto at any time prior to the Closing by execution of an instrument in writing signed on behalf of each of the parties hereto. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     10.17     Public Disclosure.  Prior to the Effective Time, neither the
               -----------------
Company nor the Stockholders shall make any disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement unless previously approved by USOP in writing. USOP agrees to keep the Company and the Stockholders apprised in advance of any disclosure of the subject matter of this Agreement by USOP.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                    U.S. OFFICE PRODUCTS COMPANY


                    By:  /s/ Mark D. Director
                         --------------------
                         Mark D. Director
                         Executive Vice President and General Counsel



                    FORTRAN CORP.


                    By:  /s/ Lawrence F. Glaser
                         ----------------------
                         Lawrence F. Glaser, President



                    FORTRAN ACQUISITION CORP.


                    By:  /s/ Mark D. Director
                         --------------------
                         Mark D. Director, President



                    STOCKHOLDERS:


                    /s/ Lawrence F. Glaser
                    ----------------------
                    Lawrence F. Glaser



                    /s/ Brian E. Stowers
                    --------------------
                    Brian E. Stowers



            [Signature Page to Agreement and Plan of Reorganization]